Filed Pursuant to Rule 424(b)(3)
File No. 333-136277

Prospectus supplement no. 16
to prospectus dated JULY 19, 2012

ZIM CORPORATION

This Prospectus Supplement No. 16 supplements and amends our Prospectus dated July 11, 2008, as amended and supplemented. This Prospectus Supplement No. 16 includes our attached Form 20-F for the month of July 2012 as filed with the Securities and Exchange Commission on July 19, 2012.

Any statement contained in the Prospectus and any prospectus supplements filed prior to the date hereof shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement No. 16 modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement No. 16.

This Prospectus Supplement No. 16 should be read in conjunction with the Prospectus, and any prospectus supplements filed prior to the date hereof.

The date of this Prospectus Supplement No. 16 is July 19, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 20-F

☐	Registration statement pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

or

☒	Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended March 31, 2012.

or

☐	Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from              to

or

☐	Shell company report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of event requiring this shell company report

Commission File Number: 000-31691

ZIM CORPORATION

(Exact name of registrant as specified in its charter)

Canada
(Jurisdiction of incorporation or organization)

150 Isabella Street, Suite 150, Ottawa, Ontario, Canada

K1S 1V7
(Address of principal executive offices)

John A. Chapman – Chief Financial Officer

150 Isabella Street, Suite 150, Ottawa, Ontario, Canada

K1S 1V7

jchapman@ZIM.biz

(613) 727-1397

(Name, Telephone, E-mail and/or facsimile number and address of Company contact person)

Securities registered or to be registered pursuant to Section 12(b) of the Act: None

Securities for which there is a reporting obligation pursuant to Section 12(g) of the Act:

Common shares, no par value

(Title of Class)

Securities registered or to be registered pursuant to Section 15(d) of the Act: None

125,460,867 common shares outstanding as of March 31, 2012.

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes ☐   No  ☒

If this report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.    Yes ☒     No ☐

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes ☐     No ☒

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes ☒      No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐      Accelerated filer ☐      Non-accelerated filer ☒

Indicate by check mark which basis of accounting the registrant has used to prepare the financial statements included in this filing:

U.S. GAAP ☒     International Financial Reporting Standards as issued by the International Accounting Standards Board ☐     Other ☐

If “Other” has been checked in response to the previous question, indicate by check mark which financial statement item the registrant has elected to follow.    Item 17 ☐     Item 18 ☐

If this is an annual report, indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes ☐      No ☒

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FORWARD-LOOKING INFORMATION

This Annual Report on Form 20-F contains forward-looking statements regarding our business, financial condition, results of operations, controls and procedures, and prospects that are based on our current expectations, estimates and projections. In addition, other written or oral statements which constitute forward-looking statements may be made by or on behalf of the registrant. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance, and are inherently subject to risks and uncertainties that are difficult to predict. As a result, actual outcomes and results may differ materially from the outcomes and results discussed in or anticipated by the forward-looking statements. All such statements are therefore qualified in their entirety by reference to the factors specifically addressed in the section entitled "Risk Factors" as well as those discussed elsewhere in this Annual Report on Form 20-F. We operate in a very competitive and rapidly changing environment. New risks can arise and it is not possible for management to predict all such risks, nor can it assess the impact of all such risks on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. All forward-looking statements speak only as of the date of this Annual Report on Form 20-F. We undertake no obligation to revise or update publicly any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Annual Report on Form 20-F, other than as required by law.

ii

PART ONE

ITEM 1.	IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISORS

Not applicable.

ITEM 2.	OFFER STATISTICS AND EXPECTED TIMETABLE

Not applicable.

ITEM 3.	KEY INFORMATION

A.            Selected Financial Data

The following selected consolidated statements of operations data for the fiscal years ended March 31, 2012, 2011, and 2010 and consolidated balance sheet data as of March 31, 2012 and 2011 have been derived from our audited consolidated financial statements that are included in this annual report beginning on page 52.  The following selected consolidated statements of operations data for the fiscal years ended March 31, 2009 and 2008 and consolidated balance sheet data as of March 31, 2010, 2009 and 2008 have been derived from our audited consolidated financial statements that are not included in this annual report.

Our historical results do not necessarily indicate results expected for any future periods. The selected consolidated financial data should be read in conjunction with our audited consolidated financial statements and related notes and Item 5 “Operating and Financial Review and Prospects” below. Our audited consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States (“US GAAP”).

As used in this Annual Report, unless the context otherwise indicates, the terms “we”, “us”, “our”, “ZIM”, the “Registrant” or the “Company” mean ZIM Corporation and its wholly-owned subsidiaries, Advanced Internet Inc. (AIS), PCI Merge Inc., and ZIM Technologies do Brazil Ltda.

All references to dollars ($) in this Annual Report are expressed in United States dollars, unless otherwise indicated.

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Consolidated Statements of Operations

	Year ended March 31, 2012	Year ended March 31, 2011	Year ended March 31, 2010	Year ended March 31, 2009	Year ended March 31, 2008
	$	$	$	$	$

Revenue	1,858,540	2,009,771	1,597,465	1,831,541	1,990,680
Operating expenses	1,827,631	2,009,556	1,708,718	1,928,382	2,550,722
Income (loss) from operations	30,909	215	(111,253)	(96,841)	(560,042)

Other income	124,381	108,278	202,058	10,810	210,478
Income (loss) before income taxes	155,290	108,493	90,805	(86,031)	(349,564)

Income tax benefit	295,759	258,304	213,962	239,544	432,100
Net income	451,049	366,797	304,767	153,513	82,536

Basic and diluted earnings per share	0.004	0.003	0.003	0.002	0.001

Weighted average number of shares outstanding	125,460,867	123,125,251	113,132,100	96,337,579	90,326,103

Consolidated Statements of Cash Flows

	Year ended March 31, 2012	Year ended March 31, 2011	Year ended March 31, 2010	Year ended March 31, 2009	Year ended March 31, 2008
	$	$	$	$	$
Cash flows provided by (used in) operating activities	353,461	569,608	417,595	430,651	(315,458)
Cash flows provided by (used in) investing activities	(197,344)	(72,719)	(101,221)	(19,334)	137,139
Cash flows provided by financing activities	—	—	—	—	48,260
Effect of changes in exchange rates on cash	(164,936)	113,220	204,293	(71,046)	(11,635)
Increase (decrease) in cash and cash equivalents	(8,819)	610,109	520,667	340,271	(141,694)
Cash and cash equivalents, beginning of year	1,770,990	1,160,881	640,214	299,943	441,637
Cash and cash equivalents, end of year	1,762,171	1,770,990	1,160,881	640,214	299,943

2

Consolidated Balance Sheets
	As at March 31, 2012	As at March 31, 2011	As at March 31, 2010	As at March 31, 2009	As at March 31, 2008
	$	$	$	$	$
ASSETS
Current assets
Cash and cash equivalents	1,762,171	1,770,990	1,160,881	640,214	299,943
Accounts receivable, net	191,296	118,429	224,444	156,814	202,222
Investment tax credits receivable	259,595	273,096	236,235	220,075	428,772
Other tax credits	40,724	53,107	—	—	—
Prepaid expenses	25,198	34,627	45,068	44,709	65,475
	2,278,984	2,250,249	1,666,628	1,061,812	996,412

Long term deposit	9,722	9,722	—	—	—
Investment	300,557	113,190	95,147	—	—
Intangible assets	35,031	47,200	—	—	—
Property and equipment, net	33,871	38,880	65,844	95,119	162,738
	2,658,165	2,459,241	1,827,619	1,156,931	1,159,150

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	23,790	30,974	26,858	17,332	40,906
Accrued liabilities	53,386	89,333	47,557	46,766	137,156
Deferred revenue	171,414	241,785	315,339	291,858	272,782
Due to a shareholder	—	—	—	—	—
	248,590	362,092	389,754	355,956	450,844
Deferred rent	—	—	11,317	23,785	45,872

Shareholders' equity:
Preferred shares, no par value, non-cumulative	—	—	—	—	—
Common shares, no par value	19,262,796	19,262,796	19,162,796	19,131,789	19,111,789
Additional paid-in capital	2,825,571	2,798,274	2,726,762	2,645,585	2,625,365
Accumulated deficit	(20,112,606)	(20,563,530)	(20,930,327)	(21,235,095)	(21,388,608)
Accumulated other comprehensive income	433,814	599,608	467,317	234,911	313,888
	2,409,575	2,097,148	1,426,548	777,190	662,434
	2,658,165	2,459,241	1,827,619	1,156,931	1,159,150

B.            Capitalization and Indebtedness

Not applicable.

C.            Reasons for the Offer and Use of Proceeds

Not applicable.

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D.            Risk Factors

You should carefully consider the risks set forth directly below, and other cautionary statements throughout this report. If any event arising from these risks occurs, our business prospects, financial condition, results of operations and cash flows could be materially adversely affected.

RISKS RELATED TO OUR BUSINESS

BECAUSE THE REVENUE AND INCOME POTENTIAL OF OUR BUSINESS AND MARKETS ARE UNPROVEN, WE CANNOT PREDICT WHETHER WE WILL MEET INTERNAL OR EXTERNAL EXPECTATIONS OF FUTURE PERFORMANCE.

We believe that our future success depends on our ability to significantly increase revenue from our operations. Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by technology and innovation companies. These risks include our ability to:

•	Offer competitive pricing for our services;
•	Offer new and innovative mobile products;
•	Maintain our current relationships and develop new strategic relationships;
•	Attract and retain qualified employees;
•	Maintain our current customer and user base of our IDE software; and
•	Offer new and innovative upgrades to our IDE software.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDS IN A TIMELY MANNER OR ON ACCEPTABLE TERMS, WE MAY HAVE TO CURTAIL OR SUSPEND CERTAIN ASPECTS OF OUR BUSINESS OPERATIONS, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS RELATIONSHIPS, FINANCIAL RESULTS, FINANCIAL CONDITION AND PROSPECTS.

We anticipate that our cash and cash equivalents balance at March 31, 2012 of $1,762,171 along with cash generated from operations will be sufficient to meet our present operating and capital expenditures through fiscal 2013. However, there is no guarantee that unanticipated circumstances will not require additional liquidity.

Future liquidity and cash requirements will depend on a wide range of factors; including the level of success the Company has in executing its strategic plan as well as its ability to maintain business in existing operations and to raise additional financing. Accordingly, there can be no assurance that the Company will be able to meet its working capital needs for any future period.

WE HAVE CONTRACTED WITH THIRD PARTIES TO PROVIDE MOBILE CONTENT FOR OUR ACQUIRED INTERNET PORTALS AND WE MAY LOSE USERS AND REVENUE IF THESE ARRANGEMENTS ARE TERMINATED.

We have arrangements with a number of third parties to provide mobile content to our subscriber base. Although no single third party service provider is critical to our operations, if these parties fail to develop and maintain high-quality and successful mobile content, or if a large number of our existing relationships are terminated, we could lose customers and our content may become less desirable.

4

WE MAY EXPERIENCE DIFFICULTIES ACCURATELY FORECASTING OUR OPERATING RESULTS, THEREBY MAKING OUR BUSINESS OPERATIONS MORE DIFFICULT TO SUSTAIN.

Due to the intense competition in the mobile and database industries, we may not be able to accurately forecast our future operating results. If our gross margins from our operations fall materially short of estimated expenses, our business operations will become more difficult to sustain since we will then have to reduce our spending and/or raise additional capital over and above any current capital raising plans. It may not be possible for us to accomplish either task in a timely manner, or at all, in which event we would have to curtail or suspend certain or all of our business operations. Any action to such effect is likely to have a material adverse effect on our business relationships, financial results, financial condition and prospects.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

We may experience significant fluctuations in our quarterly operating results due to a variety of factors, many of which are outside of our control. Factors that may cause our quarterly operating results to fluctuate include: our ability to retain existing customers, attract new customers at a steady rate and maintain user satisfaction; technical difficulties or system downtime; the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure; and industry regulation. As a result of these and other factors, you should not place undue reliance on quarter-to-quarter comparisons of our operating results as indicators of likely future performance.

WE MAY NOT BE ABLE TO ADAPT QUICKLY ENOUGH TO TECHNOLOGICAL CHANGE AND CHANGING CUSTOMER REQUIREMENTS, THEREBY LOSING SALES.

If we are unable to adapt to the rapid changes in technology and customer needs that are inherent to technology based industries, we may lose sales and fail to grow. In order to meet these rapid changes, we will have to effectively integrate new wireless and data technologies, continue to develop our technologies and technical expertise and respond to changing customer needs.

THE LOSS OF THE SERVICES OF DR. MICHAEL COWPLAND, MR. JAMES STECHYSON AND OTHER KEY PERSONNEL COULD NEGATIVELY AFFECT OUR BUSINESS.

We currently depend heavily on the services of Dr. Michael Cowpland and Mr. James Stechyson. The loss of the services of Dr. Cowpland, Mr. Stechyson or other key personnel could affect our performance in a material and adverse way.

OUR INTERNAL CONTROLS ARE NOT EFFECTIVE.

We did not have effective internal control procedures in place at March 31, 2012, when we evaluated our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. This could affect the reliability of our financial statements. We are attempting to remedy our weaknesses but as a small company we have limited resources to employ for this purpose. See item 15 of this Form 20-F for additional information on our attempts to rectify our weaknesses. The reduction of the risk will require additional expenses and use of management's time.

5

OUR STRATEGIC DIRECTION IS EVOLVING, WHICH COULD NEGATIVELY AFFECT OUR FUTURE RESULTS.

Since inception, our business model has evolved and is likely to continue to evolve as we refine our offerings and market focus. Prior to 2004, we focused on developing SMS products, in 2004 through to fiscal 2007 we focused on our SMS aggregation services. From fiscal 2008 to 2012, we focused on offering mobile content, applications development and the development of new IDE software. We continue to evaluate opportunities and alternative strategies in a rapidly evolving market. We plan to leverage our intellectual capital, core technologies and other business assets to focus on new strategic directions and attempt to maximize shareholder value. Changes to our business may not prove successful in the short or long term and may negatively impact our financial results.

WE OPERATE IN NEW AND RAPIDLY EVOLVING MARKETS, AND OUR BUSINESS MODEL CONTINUES TO EVOLVE, WHICH MAKES IT DIFFICULT TO EVALUATE OUR FUTURE PROSPECTS.

Our potential for future profitability must be considered in the light of the risks, uncertainties, and difficulties encountered by companies that are in new and rapidly evolving markets and continuing to innovate with new and unproven technologies or services, as well as undergoing significant change. In addition to the other risks we describe in this section, some of these risks relate to our potential inability to attract and retain unique and sought after content; to control expenditures and to respond quickly and appropriately to industry developments, including rapid technological change; changes in customer requirements; and new products introduced into our markets by our competitors. If we do not effectively address the risks we face, we may not achieve profitability.

WE DEPEND ON THIRD PARTIES FOR CONTENT FOR OUR MOBILE CONTENT SITE AND THE LOSS OF ACCESS TO OR INCREASED COST OF THIS CONTENT COULD CAUSE US TO REDUCE OUR PRODUCT OFFERINGS TO CUSTOMERS AND COULD NEGATIVELY IMPACT OUR FINANCIAL RESULTS.

Advanced Internet Inc. (“AIS”) has the right to acquire content from numerous third-party content providers, and our future success with AIS is highly dependent upon our ability to maintain these relationships and enter into new relationships with other content providers.

We may license content under various arrangements that could require us to pay usage or fixed monthly fees or revenue sharing for the use of the content. In the future, some of our content providers may not give us access to important content or may increase the royalties, fees or percentages that they charge us for their content, which could have a negative impact on our net earnings. If we fail to enter into or maintain satisfactory arrangements with these content providers, our ability to provide a variety of products and services to our customers could be severely limited, thus harming our operating results.

IF WE ARE UNABLE TO MANAGE THE INTEGRATION OF ANY ACQUIRED BUSINESSES, OUR FINANCIAL CONDITION AND OPERATING RESULTS MAY BE ADVERSELY AFFECTED.

A failure to effectively manage the integration of any acquisitions we may make may adversely affect our business and financial condition. Any acquisition that we make will place significant demand on management, technical and other resources.

6

WE HAVE AFFILIATED SHAREHOLDERS WHO CAN SUBSTANTIALLY INFLUENCE THE OUTCOME OF ALL MATTERS VOTED UPON BY OUR SHAREHOLDERS AND WHOSE INTERESTS MAY NOT BE ALIGNED WITH YOURS.

The beneficial ownership of our Chief Executive Officer and related parties is approximately 58.8%. As a result; they are able to substantially influence all matters requiring the approval of our shareholders, including the election of directors and the approval of significant corporate transactions such as acquisitions. This concentration of ownership could delay, defer or prevent a change in control or otherwise impede a merger or other business combination that our Board of Directors or other shareholders may view favorably.

RISKS RELATED TO THE INDUSTRIES IN WHICH WE OPERATE

INTENSE COMPETITION IN THE MOBILE CONTENT AND SERVICES MARKETS COULD PREVENT US FROM INCREASING SUBSCRIPTIONS FOR OUR SERVICES OR CAUSE US TO LOSE MARKET SHARE.

Our future business model for mobile content sales and applications depends on our ability to sell our content and service offerings in an extremely competitive and rapidly changing market. Our competitors may have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, more developed infrastructures, greater name recognition or more established relationships in the industry than we have. Our competitors may be able to adopt more aggressive pricing policies, develop and expand their service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other opportunities more readily, achieve greater economies of scale, and devote greater resources to the marketing and sale of their services than we can. Because of these competitive factors and due to our relatively small size and financial resources, we may be unable to compete successfully.

CONSOLIDATION IN THE INDUSTRIES IN WHICH WE OPERATE COULD LEAD TO INCREASED COMPETITION AND LOSS OF CUSTOMERS.

The mobile industry has experienced substantial consolidation. We expect this consolidation to continue. These acquisitions could adversely affect our business and results of operations in a number of ways, including the following:

•	our distribution partners could acquire or be acquired by one of our competitors and terminate their relationship with us;
•	our distribution partners could merge with each other, which could reduce our ability to negotiate favorable terms;
•	competitors could improve their competitive positions through strategic acquisitions; and
•	companies from whom we acquire content could acquire or be acquired by one of our competitors and stop licensing content to us, or gain additional negotiating leverage in their relationships with us.

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ITEM 4. INFORMATION ON THE COMPANY

History and Development of the Company

ZIM’s principal place of business and registered office is located at 150 Isabella Street, Suite 150, Ottawa, Ontario, Canada, K1S 1V7 and we can be contacted at (613) 727-1397. In the United States our agent is Corporate Stock Transfer, Inc., located at 3200 Cherry Creek South Dr., #430, Denver, CO, 80209 and can be contacted at (303) 282-4800.

ZIM was incorporated under the Canadian Business Corporations Act on October 17, 2002 in order to purchase ZIM Technologies International Inc. ("ZIM Technologies"), which was formed in 1997 to acquire the software technology now called the ZIM Integrated Development Environment (the "ZIM IDE software"). On February 10, 2004, ZIM purchased UK-based SMS service firms EPL Communications Limited and E-Promotions Limited (together referred to as "EPL"). During the year ended March 31, 2006, EPL was dissolved and all operations were transferred to ZIM Corporation in Canada. ZIM is also the sole shareholder of ZIM Technologies do Brazil Ltda., a company incorporated in Brazil that distributes the ZIM IDE Software, and PCI Merge, Inc., a Florida based holding company with no operations. Until March 31, 2004, ZIM was the sole shareholder of ZIM Technologies, a Canadian federal corporation and the chief operating company of the ZIM group of companies. On April 1, 2004, ZIM Corporation and ZIM Technologies amalgamated into ZIM Corporation. On April 1, 2006, ZIM purchased a US-based mobile content company called Advanced Internet Inc. (“AIS”).

See Item 4.B for a description of our principal capital expenditures and divestitures, including those currently in progress, since the beginning of our last three fiscal years to the date of this annual report.

Business Overview

ZIM started operations as a developer and provider of database software known as ZIM IDE software.  ZIM IDE software is used by companies in the design, development, and management of information databases and mission critical applications.  The Company continues to provide this software and ongoing maintenance services to its client base.

Beginning in 2002, the Company expanded its business strategy to include opportunities associated with mobile products.  Prior to fiscal 2007, the Company focused on developing products and services for the wireless data network infrastructure known as “SMS” or “text messaging”.  Although SMS will continue to provide a minimal amount of revenue within the mobile segment of operations, with the acquisition of AIS in 2006 the Company shifted its corporate focus to include offering mobile content directly to end users.

In fiscal 2012, ZIM continues to develop and sell enterprise database software to end users as well as maintain its SMS messaging and mobile content and service product lines.

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The following tables show the breakdown of total revenues by category of activity and geographic market:

Revenue by category	Year ended March 31, 2012	Year ended March 31, 2011	Year ended March 31, 2010
	$	$	$

Mobile	179,184	280,339	320,784
Software	1,679,356	1,729,432	1,276,681
Total revenue	1,858,540	2,009,771	1,597,465

Revenue by geographic market	Year ended March 31, 2012	Year ended March 31, 2011	Year ended March 31, 2010
	$	$	$

United States	203,625	390,064	360,795
United Kingdom	44,436	7,914	45,663
Europe	67,077	58,583	41,944
Brazil	1,074,938	1,310,805	917,036
Canada	373,631	169,168	209,577
Other	94,834	73,237	22,449
Total revenue	1,858,540	2,009,771	1,597,465

MOBILE

Our business strategy previously involved designing mobile data software products to take advantage of the existing wireless data network infrastructure known as Short Message Service (SMS). SMS, mobile messaging, or text messaging, as it is also known, enables users to communicate person to person and application to person through cellular handsets and other SMS-enabled devices. The expertise we gained in the SMS infrastructure and network allowed us to expand into the aggregation of SMS messages in 2004. Aggregators transmit a broad variety of messaging, content, and applications worldwide. ZIM continues to provide a high-volume delivery infrastructure that is scalable with detailed reporting available to our mobile content customers.

During the year ended March 31, 2006, it became apparent that the SMS aggregation market was becoming consolidated, which made it increasingly difficult for us to compete. We noticed a downward trend in sales of aggregation services by the end of the third quarter of fiscal 2006 and decided to expand our product and service offerings. On April 1, 2006, we acquired all of the outstanding capital stock of Advanced Internet, Inc. (“AIS”), from Advanced Telecom Services, Inc. (“ATS”). Refer to note 6 of our financial statements “ACQUISITION OF ADVANCED INTERNET INC.” for additional information on this transaction.

Mobile content continues to be a very competitive business and we do not foresee the ability to increase this business in any significant way. The management of ZIM will continue to investigate opportunities to maximize value for the company in the mobile content space. However, there are no guarantees that we will be successful at identifying new opportunities.

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SOFTWARE

Historically, we were a developer and provider of the ZIM (IDE) software, which is used by companies in the design, development, and management of information databases. We now license the ZIM IDE software products to customers through direct and partner sales.

The ZIM IDE software provides an integrated development environment (IDE) for Microsoft Windows, UNIX and Linux computer operating systems. An integrated development environment is a set of programs that runs from a single user interface for use in the creation of applications and management of databases.

The ZIM IDE software was designed to handle complex data management in a more efficient manner than the database technologies historically provided by other vendors. The distinctive characteristic of the ZIM IDE software is its object dictionary which contains more than just a table of data. Instead, all relationships and data information are concurrently stored in the object dictionary, making it easier to manage and retrieve information. Furthermore, ZIM IDE software uses data sets rather than record-by-record access to manage information. This technique further simplifies the management of data.

The ZIM IDE software has been used to develop database applications that have been deployed in a wide range of industries, including finance, insurance, marketing, human resources, information and records management. Applications built with the ZIM IDE will also fully access most other major databases such as Oracle and SQL Server.

In fiscal 2010, 2011 and 2012, we continued to support our existing customer base and users of the ZIM IDE software. In addition, we continued to allocate research and development resources to improve the performance and features of the ZIM IDE software.

In 2011 ZIM acquired the technology assets of Torch Technologies and began offering an advanced portfolio of migration services and management products that strengthen and complement ZIM`s enterprise database products. The combined product portfolio is a robust solution to rapidly and cost effectively migrate existing databases to other industry databases including Oracle™ and SQL™ while retaining valuable ZIM applications and providing a simplified database management suite.

COMPETITION

ZIM operates primarily in two markets; mobile and database software, as an aggregator and a provider of mobile content and applications and enterprise software. Our competitors include mobile application providers, mobile application aggregators, entertainment and other digital media companies, and the mobile operators themselves, as they also offer mobile content directly to their end users. The database market is highly diversified and includes both small and large competitors.

All these markets are highly competitive and rapidly changing due to the respective natures of these growing markets. We have many competitors in the mobile markets, including WIN PLC, MBlox and Sybase in aggregation and Verisign, which owns Jamster and Monstermob in mobile content. In the database market, our competitors include Oracle™ , Microsoft, SAP, MySQL and many others. These competitors have certain competitive advantages over us, including but not limited to:

•	substantially greater financial and technical resources;
•	more extensive and well-developed marketing and sales networks;
•	greater global brand recognition; and
•	larger customer bases.

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Our existing competitors may in the future achieve greater market acceptance and gain additional market share. It is also possible that new competitors may emerge and acquire significant market share.

We compete in the mobile aggregation and content environment based on our ability to connect to international operators through a variety of strategic relationships with other aggregators and mobile operators. We have developed strategic relationships with a range of content and service partners in order to serve our customers more effectively and to extend our services to an international audience. We compete in the mobile content space based on existing brand recognition and our ability to offer new and intriguing content. As mentioned above, the management of ZIM will continue to investigate opportunities to maximize value for the company in the mobile content space. However there are no guarantees that we will be successful at identifying new opportunities.

CUSTOMERS

During fiscal 2012, we had more than 5 revenue generating customers in at least 4 countries in our mobile segment. In addition, we had in excess of 100 customers who utilized ZIM IDE to run their enterprise applications. No customers accounted for over 10% of revenue for the years ended March 31, 2010, March 31, 2011 and March 31, 2012. In the mobile content market ZIM serves thousands of customers on a monthly basis.

TECHNOLOGY INFRASTRUCTURE

We believe that our technology is essential to successfully implement our strategy of expanding and enhancing our products and services and maintaining the attractiveness and competitiveness of our products and services.

Our servers run on Linux and Windows platforms using Postgres and mySQL and proprietary SMPP servers. SMPP is a short message peer-to-peer protocol for exchanging SMS messages between SMS peer entities such as short message service centers. It is used to allow third parties to submit messages, often in bulk. On July 16, 2007, ZIM Corporation signed an agreement with SilverBirch Inc. to sell certain SMS assets. The assets included our Canadian SMPP platform, which we sold for approximately $70,395. Our database system is an advanced entity-relationship database, which also operates on Windows Unix and Linux platforms.

Through the acquisition of AIS, we now own the platform for the mobile content portals.  Our portals can serve hundreds of thousands of visitors monthly.  Our platform uses scalable web server and SQL database server facilities to ensure adequate support to a large number of subscribers and different types of contents.

Our platform consists of two main components, the web server and the database server.  The web server is the main customer interface providing all necessary facilities for browsing, searching and purchasing mobile contents. It is hosted on a separate server running Microsoft Internet Information Service (IIS) offering Search Engine Optimized (SEO) pages and content structure to ensure a high page ranking for our sites and ease of customer search and navigation.

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The database server houses all the content structure and subscriber database.  It is hosted on a fully redundant machine equipped with Redundant Array of Independent Disks (RAIDs) running Microsoft SQL Server.  Our platform is completely data-driven and optimized for search engines to ensure direct, easy search and access to all content offered on our sites.

Our platform incorporates its own billing facilities, has direct access to credit card transactions, cheque clearing brokers, PayPal and various carriers for premium SMS charging facilities.

RESEARCH AND DEVELOPMENT

Our research and development activities focus primarily in the areas of database migration technology, IDE software, mobile content applications and services. Research and development expenditures were $604,169 for fiscal 2012, $629,258 in fiscal 2011, and $482,629 in fiscal 2010.

PATENTS AND INTELLECTUAL PROPERTY PROTECTION

Intellectual property does not represent a material part of our assets or business strategy. We do not rely on patents or copyrights and, to the extent we maintain trade secrets, we rely on confidentiality agreements to protect them from misappropriation.

GOVERNMENTAL REGULATION

Because of the increasing use of the internet and mobile devices, and the public’s concern for privacy, U.S. and foreign governments have adopted, or may in the future adopt, laws and regulations relating to the internet or use of mobile devices, addressing issues such as user privacy, security, pricing, age verification, content quality, copyrights and distribution techniques. We could become subject to new laws and regulations in various countries that could limit our ability to market our products and to distribute and/or collect user information. These or other laws or regulations that may be enacted in the future could have adverse effects on our business, including higher regulatory compliance costs, limitations on our ability to provide some services in some countries, and liabilities which might be incurred through lawsuits or regulatory penalties. We take steps using industry standard tools such as firewall, VPN, encryption and antivirus to protect the security and confidentiality of the information we collect and store but there is no guarantee that third parties, partners or employees will not gain unauthorized access despite our efforts or that we will not incur costs in complying with our notification obligations under such circumstances.

C. Organizational Structure

Refer to Exhibit 8.1 for a complete list of ZIM subsidiaries.

D. Property, Plants and Equipment

DESCRIPTION OF PROPERTY

Our principal office is located in Ottawa, Canada. ZIM leases an office suite of approximately 3,300 square feet. The lease is currently scheduled to expire in October, 2015.

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We believe that our existing facilities are adequate to meet our current needs.

Refer to note 8 of our financial statements “PROPERTY AND EQUIPMENT” for additional information.

ITEM 4A. UNRESOLVED STAFF COMMENTS

Not applicable.

ITEM 5. OPERATING AND FINANCIAL REVIEW AND PROSPECTS

EXECUTIVE SUMMARY

Revenue for the fiscal year 2012 was $1,858,540, compared with revenue of $2,009,771 for fiscal year 2011 and $1,597,465 for the fiscal year 2010. The decrease is attributable to decreased consulting revenue, due to delays in the completion of some consulting projects, and software license revenue for our enterprise software segment and by the expected decline in revenue from our mobile segment, caused by the continued saturation of that market.

Net income for the fiscal year 2012 was $451,049 as compared to $366,797 for the fiscal year 2011 and $304,767 for the fiscal year 2010. The increase in net income principally reflects a decrease in cost of revenues, selling and general administrative expenses and research and development expenditures. Increases in interest income and tax credits also contributed to the increased net income.

ZIM had cash and cash equivalents of $1,762,171 at March 31, 2012 as compared to cash and cash equivalents of $1,770,990 at March 31, 2011. The Company generated a positive cash flow of $354,870 for the fiscal year ended March 31, 2012, as result of normal operations.

A.	Operating results

The following is an overview of our operating results for the year ended March 31, 2012. A more detailed discussion of our operating results, comparing our operating results for the years ended March 31, 2012, 2011, and 2010, is included under the heading “Results of Operations for the Year Ended March 31, 2012 Compared to the Year Ended March 31, 2011 and 2010” of this “OPERATING AND FINANCIAL REVIEW AND PROSPECTS”.

Revenues for the year ended March 31, 2012 decreased approximately $0.151 million to approximately $1.86 million from approximately $2.01 million for the year ended March 31, 2011. Revenue from our mobile segment decreased from $0.28 million, to $0.18 million in fiscal 2012. The decrease was due to reduced aggregation mobile content sales. This decrease is compounded by the decrease of approximately $50,000 in our software segment. Revenues for the year ended March 31, 2011 increased approximately $0.412 million to approximately $2.01 million from approximately $1.60 million for the year ended March 31, 2010. Revenue from our mobile segment decreased from $0.32 million, to $0.28 million in fiscal 2012. The decrease was due to reduced aggregation mobile content sales. This decrease is offset by the increase of approximately $453,000 in our software segment.

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Total operating expenses for the year ended March 31, 2012 were approximately $1.83 million, a decrease of approximately $0.176 million from operating expenses of $2.01 million for the year ended March 31, 2011. The decrease in fiscal 2012 is related to decreased research and development cost of $25,089, decreased cost of revenue of $103,057 and decreased SG&A cost of $48,024.

Total operating expenses for the year ended March 31, 2011 were approximately $2.01 million, an increase of approximately $0.301 million from operating expenses of $1.71 million for the year ended March 31, 2010. The increase in fiscal 2011 is related to increased research and development costs of $146,629, increased cost of revenue of $82,975 and increased SG&A cost of $66,983.

CURRENT STRATEGIC DIRECTION

Due to the decrease in revenues from SMS aggregation services, we started exploring new opportunities both within the mobile industry and enterprise application industry.

In fiscal 2006, we began offering mobile content, but this is a very competitive business and we do not foresee increasing this business significantly. Management of ZIM continues to explore alternative strategies and opportunities within the mobile industries to leverage the existing technology, relationships and expertise. These may include joint ventures or sales of any or all of our assets related to either of these industries.

In 2011, with ZIM’s acquisition of the technology assets of Torch Technologies, we increased our focus on the enterprise software market. Torch’s advanced portfolio of migration services and management products strengthened and complemented ZIM`s enterprise database products, and the combined product portfolio is a robust solution to rapidly and cost effectively migrate existing databases to other industry databases including Oracle™ and SQL™ while retaining valuable ZIM applications and providing a simplified database management suite. ZIM believes that the new product portfolio will strengthen ZIM’s solution offering for existing and new clients.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States, which requires management to make certain estimates and apply judgments that affect reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We base our estimates and judgments on historical experience, current trends, and other factors that management believes to be important at the time the consolidated financial statements are prepared. Actual results could differ from our estimates, and such differences could be material. On an ongoing basis, management reviews our accounting policies and how they are applied and disclosed in our consolidated financial statements.

The following supplemental information describes significant judgments and estimates involved in our critical accounting policies, which are more fully described in Note 3 to the consolidated financial statements included in this annual report.

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JUDGMENTS REGARDING TAX POSITIONS

ASC 740 requires that the Company recognize in its financial statements the impact of a tax position if that position is more likely than not of not being sustained on an audit, based on the technical merits of the position. Accordingly, management may be required to make additional judgments regarding the accounting treatment of tax positions.

VALUATION ALLOWANCES

We must make certain estimates and judgments in determining the income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes. Judgments regarding realization of deferred tax assets and the ultimate outcome of tax-related contingencies represent key items involved in the determination of tax expense and related balance sheet accounts. We have currently recorded a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. Should we determine that based on factors such as future profitability, a reduction in the valuation allowance is appropriate, an adjustment to our deferred tax assets would increase income in the period such determination was made.

REVENUE RECOGNITION

Revenues shown in the financial statements included with this report have been derived mainly from mobile content sales, IPTV, SMS messaging services, SMS fee-based services, and proprietary software products and licenses. The Company presents revenues net of sales tax and other sales related taxes.

Mobile content

Mobile content revenues are derived primarily from credit card purchases via the internet or through premium messaging. Revenue is recognized by delivery and acceptance of a download to the end users. We recognize revenue when (a) there is persuasive evidence of an arrangement; (b) the service has been provided to the customer; (c) the amount of the fees to be paid by the customer is fixed and determinable; and (d) the collection of the fees is reasonably assured.

Proprietary software products and licenses sales

ZIM records revenues from the perpetual license of the Company's software products and the sale of related maintenance and consulting. The Company's standard license agreement provides a license to use the Company's products based on the number of licensed users. The Company may license its software in multiple element arrangements if the customer purchases maintenance in conjunction with the software.

The Company recognizes revenue pursuant to the requirements of the FASB ASC 605-985 "Software Revenue Recognition" Revenue is recognized using the residual method when Company-specific objective evidence of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more delivered elements. The Company allocates revenue to each undelivered element based on its respective fair value determined by the price charged when that element is sold separately. The Company defers revenue for the undelivered elements and recognizes the residual amount of the arrangement fee, if any.

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STOCK-BASED COMPENSATION

ZIM adopted the provisions of ASC 718 (formerly SFAS No. 123(R)) effective April 1, 2006, using the modified-prospective transition method, which requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period for awards expected to vest. The fair value of stock options is determined using the Black Scholes valuation model and requires judgment in establishing the volatility and option forfeiture rates. These internal judgments may be incorrect in any period, which may result in our recording materially incorrect compensation expense.

RESULTS OF OPERATIONS FOR THE YEAR ENDED MARCH 31, 2012 COMPARED TO THE YEAR ENDED MARCH 31, 2011 AND THE YEAR ENDED MARCH 31, 2010

REVENUES

	Year ended March 31, 2012	As a %	Year ended March 31, 2011	As a %	Year ended March 31, 2010	As a %
	$		$		$

Mobile content	59,562	3%	98,951	5%	136,577	9%
Bulk SMS	119,322	6%	170,789	8%	135,345	8%
Other SMS services and products	—	—	10,599	1%	48,862	3%
	179,184	9%	280,339	14%	320,784	20%

Software	473,448	25%	394,366	20%	162,964	10%
Maintenance and consulting	1,205,908	66%	1,335,066	66%	1,113,717	70%
	1,679,356	91%	1,729,432	86%	1,276,681	80%

	1,858,540	100%	2,009,771	100%	1,597,465	100%

Total revenues for the year ended March 31, 2012 were $1,858,540 as compared to $2,009,771 for the year ended March 31, 2011 and $1,597,465 for the year ended March 31, 2010. The decrease is mainly due to decreased sales of maintenance and consulting services related to our suite of migration technologies and decline in the mobile content and Bulk SMS Business.

REVENUE ANALYSIS BY SERVICE/PRODUCT OFFERING

MOBILE CONTENT

As previously mentioned, consumers are able to download ring tones and wallpapers directly from our Internet sites to their mobile phones. Revenue from the sale of mobile content for the fiscal year ended March 31, 2012 was $59,862 as compared to $98,951 for fiscal year ended March 31, 2011 and $136,577 for fiscal year ended March 31, 2010. The decline was due to a highly competitive and saturated market resulting in a lower volume of downloads, partially offset by our pricing increases for these products.

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BULK SMS

Our bulk SMS messaging revenue went from $135,345 in fiscal 2010 to $170,789 in fiscal 2011 and to $119,322 in fiscal 2012. We experienced a decline in customers using our routes in fiscal 2012, as compared to fiscal 2011 and fiscal 2010, resulting in the decreased revenue. In general, bulk messaging customers choose the aggregator that is offering the lowest cost route. We expect that the decreased revenues of fiscal 2012 will be indicative of future performance.

OTHER SMS SERVICES AND PRODUCTS

Our other SMS services revenue decreased from $48,842 for the fiscal year ended March 31, 2010 to $10,599 for the fiscal year ended March 31, 2011 and to $NIL for the fiscal year ended March 31, 2012.

SOFTWARE, MAINTENANCE AND CONSULTING

We generate revenues from the sale of our database product as well as the subsequent maintenance and consulting fees. Software sales increased from $162,964 in fiscal 2010 to $394,366 in fiscal 2011 and further increased to $473,448 in fiscal 2012. The continual increase in revenue is mainly as result of our acquired migration technologies.

In addition to the sale of the software, we are generating revenue from software maintenance and consulting. Maintenance and consulting revenues have increased from $1,113,717 in fiscal 2010 to $1,335,066 in fiscal 2011 and decreased to $1,205,908 in fiscal 2012. Most of the maintenance revenue was generated in Brazil as this region represents the largest concentration of users of ZIM’s IDE product. The fluctuation in revenue is due mainly to the fluctuation of the value of the Brazilian real compared to the United States dollar.

EXPENSES

Operating expenses

	Year ended March 31, 2012	Year ended March 31, 2011	Year ended March 31, 2010
	$	$	$

Cost of revenue	158,380	261,437	178,462
Selling, general and administrative	1,054,197	1,114,611	1,047,627
Research and development	604,169	629,258	482,629
Amortization of intangible assets	10,885	4,251	—
	1,827,631	2,009,557	1,708,718

Operating expenses increased from $1,708,718 for the year ended March 31, 2010 to $2,009,557 for the year ended March 31, 2011 and has decreased to $1,827,631 for the year ended March 31, 2012. The decrease for fiscal 2012 is mainly attributable to decreased research and development costs coupled with decreased selling general and administration costs and lower cost of revenue as a result of lower revenues.

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COST OF REVENUE

Included in the cost of revenue are costs related to the ZIM IDE sales and costs relating to SMS revenues.

	Year ended March 31, 2012	Year ended March 31, 2011	Year ended March 31, 2010
	$	$	$
Mobile
Revenue	179,184	280,339	320,784
Cost of revenue	(45,214)	(71,902)	(80,010)
Gross margin	133,970	208,437	240,774

Gross margin %	75%	74%	75%

Software
Revenue	1,679,356	1,729,432	1,276,681
Cost of revenue	(113,166)	(189,535)	(98,452)
Gross margin	1,566,190	1,539,897	1,178,229

Gross margin %	93%	89%	92%

Gross margins for the mobile segment have remained relatively flat at 74% to 75% since 2010.

Gross margins for software, maintenance and consulting sales has also remained stable between 89% and 93%. Included in the cost of revenue for software, maintenance and consulting are salaries relating to supporting the ZIM IDE software and costs for the distribution of the software. The slight increase in gross margins in our software segment relates to slight cost reductions.

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative expenses for the years ended March 31, 2012, March 31, 2011 and March 31, 2010 were $1,054,197, $1,114,610 and $1,047,627 respectively. The decrease in fiscal 2012 is primarily attributable to reduced operating costs, reduced staff base and reduced professional fees. The decreases are related to our continued focus on maintaining costs in line with revenues. The increases in 2011 are related to an increase in consulting fees and rental expense.

INTEREST

For the years ended March 31, 2012 and March 31, 2011, we did not incur any interest expense on the debt held by our Chief Executive Officer or on our operating line of credit with the Royal Bank of Canada as there were no draws on these facilities in fiscal 2011 or 2012.

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INCOME TAXES

Included in income taxes are taxes paid on revenues earned in Brazil net of investment tax credits on research and development expenditures in Canada. The increase in income taxes recoverable is due to increased research and development tax credits related to database migration technologies.

The Scientific Research and Development Credits received from the Canadian federal government were assessed as filed.

LIQUIDITY AND CAPITAL RESOURCES

As at March 31, 2012, we had cash and cash equivalents of $1,762,171 and working capital of $2,030,394 as compared to cash of $1,770,990 and working capital of $1,888,157 at March 31, 2011. As at March 31, 2010, we had cash and cash equivalents of $1,160,881 and working capital of $1,276,874.

Cash flows for the fiscal periods were as follows:

	Year ended March 31, 2012	Year ended March 31, 2011	Year ended March 31, 2010
	$	$	$
Cash flows provided by operating activities	353,461	569,608	417,595
Cash flows provided by (used in) investing activities	(197,344)	(72,719)	(101,221)
Cash flows provided by financing activities	—	—	—

Operating activities generated $353,461 of cash for the year ended March 31, 2012 as compared to generating cash of $569,608 for the year ended March 31, 2011 and generating $417,595 during the year ended March 31, 2010. The decrease in cash generated in fiscal 2012 arose mainly due to an increase in accounts receivable.

We used cash in the amount of $197,344 in fiscal 2012, $72,719 in fiscal 2011, and used $101,221 in fiscal 2010 of cash in investing activities. In fiscal 2012, the cash used mainly related to our investment in Connecting People For Health Cooperative Limited , as described in Note 6 of the consolidated financial statements included in this from 20-F, and computer hardware. In fiscal 2011, the cash used mainly related to our purchase of the database migration technology of Torch Technologies, as described in Note 6 of the consolidated financial statements included in this from 20-F, and computer hardware. In fiscal 2010, the cash used related mainly for our investment in Seregon Solutions Inc.

At March 31, 2012, the Company had access to a line of credit for approximately $500,450 from its Chief Executive Officer and a working capital line from its principal banker for approximately $50,045 (refer to Note 9 “Line of Credit” to consolidated financial statements), in addition to a cash and cash equivalent balance of $1,763,277.  Management believes that these funds, together with cash from on-going operations, will be sufficient to fund existing operations for the next 12 months. However, there is no guarantee that unanticipated circumstances will not require additional liquidity, and in any event, these funds alone may not allow for any additional expenditures or growth.

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Credit terms for software, maintenance and consulting services have remained consistent from prior periods at 30 days.

As at March 31, 2012, 70% of all receivables were current. As at March 31, 2011, approximately 79% of all related receivables were current. As at March 31, 2010, approximately 74% of all related receivables were current.

Cash and cash equivalents of $1,763,277 are comprised of $244,195 in cash and $1,517,976 in cash equivalents. The cash equivalents of $1,517,976 at March 31, 2012 ($1,333,131 at March 31, 2011, $985,221 at March 31, 2010) are comprised of:

Held in Canada:

TD Waterhouse at 1.25% - $100,993 ($100,901 CDN) – Payable on demand

Held in Brazil:

Bank Deposit Certificate (CDB) at 8% per annum plus inflation - $1,416,986 - (R$2,580,555) – Payable on demand. Of these deposits R$180,000 are secured by Government Deposit Insurance.

Future liquidity and cash requirements will depend on a wide range of factors, including the level of success the Company has in executing its strategic plan as well as its ability to maintain business in existing operations and its ability to raise additional financing. Accordingly, there can be no assurance that ZIM will be able to meet its working capital needs for any future period. In addition, the Company has an accumulated deficit of $20,118,236 and, during the fiscal year ended March 31, 2012. The Company also has generated negative cash flows from operations for one of the previous five fiscal years.

If ZIM’s expenses surpass the funds available or if ZIM requires additional expenditures to grow the business, the Company may be unable to obtain the necessary funds and ZIM may have to curtail or suspend some or all of its business operations, which would likely have a material adverse effect on its business relationships, financial results, financial condition and prospects, as well as on the ability of shareholders to recover their investment.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

From time to time, new accounting pronouncements are issued by the FASB or other standards setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company’s management believes that the impact of recently issued standards that are not yet effective will not have any significant impact on the consolidated financial statements upon adoption.

ASU 2010-13:

In April, 2010, the FASB issued Accounting Standards Update 2010-13 (ASU 2010-13), "Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades".  This update addresses whether an employee stock option should be classified as a liability or as an equity instrument if the exercise price is denominated in the currency in which a substantial portion of the entity’s equity securities trade. That currency may differ from the entity’s functional currency and from the payroll currency of the employee receiving the option.  The guidance requires equity treatment for share-based payment awards that have an exercise price

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denominated in the currency of the market in which a substantial portion of the company’s equity shares trade, assuming all other criteria for equity classification are met. The final consensus is consistent with the guidance in the proposed ASU on this Issue, except that it clarifies that an entity cannot choose to account for such awards as a liability if the award otherwise qualifies for equity classification.  The amended guidance is effective for fiscal years, and for interim periods within those fiscal years, beginning on or after December 15, 2010. In the period of adoption, entities must record a cumulative effect adjustment to the opening balance of retained earnings for that year, presented separately for all outstanding awards as of the beginning of the fiscal year in which the new guidance is initially applied.

Early adoption is permitted. If an entity elects early application and the period of adoption is not the first reporting period in the entity’s fiscal year, the amended guidance must be applied through retrospective application from the beginning of the entity’s fiscal year.  Management is currently assessing the impact of the adoption of this authoritative guidance will have, if any, on the Company's consolidated financial statements.

A.	Research and development

Research and development expenses went from $482,629 for the year ended March 31, 201o to $629,258 for the year ended March 31, 2011 and to $604,169 for the year ended March 31, 2012. The decrease in fiscal 2012 relates to decreased use of one contract employee and the effects of a weaker US dollar as compared to the Canadian dollar. The sharp increase in 2011 relates to research and development investments in database migration technology.

B.	Trend information

The Company has not identified and is not aware of any trends that will have a significant impact on its consolidated financial position, statement of operations or cash flows.

C.	Off-Balance Sheet Arrangements

The Company had no off balance sheet arrangements as of March 31, 2012.

A.	Tabular Disclosure of Contractual Obligations

Contractual Obligations	Payment Due by Period
	Total	Less than 1 year	1 -3 years	3-5 years	Greater than 5 years
	$	$	$	$	$
Long-Term Debt Obligations	-	-	-	-	-
Capital (Finance) Lease Obligations	-	-	-	-	-
Operating Lease Obligations	198,544	55,407	110,815	32,321	-
Purchase Obligations	-	-	-	-	-
Other Long-Term Liabilities Reflected on the Company's Balance Sheet under the GAAP of the primary financial statements	-	-	-	-	-
Total	198,544	55,407	110,815	32,321	-

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ITEM 6. DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

The following sets forth information concerning our executive officers and directors, including their ages, present principal occupations, other business experience during the last five years, memberships on committees of the Board of Directors and directorships in other companies:

NAME	AGE	POSITION WITH ZIM
Dr. Michael Cowpland	69	President, Chief Executive Officer, and Director
John Chapman	48	Chief Financial Officer / Consultant
Steven Houck	42	Director
James Stechyson	47	Director
Donald Gibbs	66	Director

Michael Cowpland has served as our President Director and Chief Executive Officer since February 2001 and as our Chief Financial Officer from March 2007 to November 2007. In 1973, Dr. Cowpland co-founded Mitel Corporation (formerly NYSE:MTL) and was that company's Chief Executive Officer for 10 years. During Dr. Cowpland's tenure as CEO of Mitel, Mitel's sales reached $300 million before it was acquired by British Telecom in 1984. After the acquisition of Mitel, Dr. Cowpland founded Corel Corporation (formerly NASDAQ:CORL), a company that evolved into one of the world's leading providers of office productivity software. Corel was widely recognized for its WordPerfect Office Suite, and its PC graphics application, Corel Draw. Dr. Cowpland served as President of Corel from 1985 to January 2001. Dr. Cowpland began his career in 1964 at Bell Northern Research. Dr. Cowpland received a Bachelor of Science and Engineering from the Imperial College (London), a Masters of Engineering from Carleton University and Ph.D. in Engineering from Carleton University (Ottawa, Canada).

John Chapman has served as our Chief Financial Officer since November 2007 and has provided consulting services to the Company since July 2007. Mr. Chapman provides virtual CFO consulting services to various companies. From 2003 to 2005, Mr. Chapman held the positions of Director of Finance and Program Management Office at Amdocs Canadian Managed Services. From 1988 to 2003, Mr. Chapman held various positions at Bell Canada and BCE companies in the areas of Finance, Human Resources and Engineering. He received a Bachelor of Technology (Mechanical Engineering) from Ryerson Polytechnical Institute in 1988 and a Masters in Business Administration from the University of Ottawa in 1999. Mr. Chapman is a member of, and holds professional designations, with the Association of Professional Engineers of Ontario, the Institute of Certified Management Consultants of Ontario and the Society of Management Accountants of Ontario.

Steven Houck has served as a Director of ZIM since April 2001. Currently, Mr. Houck is Chief Operating Officer of DataCore Software, a company that develops storage virtualization software. Until recently, Mr. Houck also held the position of Chief Executive Officer of GRIDTREE Inc., a technology company headquartered in Miami, Florida providing enterprise class IT services to the small to medium sized business market. Previously Mr. Houck was the Vice President of Latin America at VMware, a developer of software for the virtualization market.  Prior to working at VMware Steve was Vice President of World Wide SMB Sales at EMC Corporation, a developer and provider of information infrastructure technology and solutions. During 2004 and 2005, Mr. Houck worked as a consultant for various start-up companies. From 1995 to early 2004, Mr. Houck held various positions with Corel Corporation including Executive Vice President of World Wide Sales. Prior to his service to Corel, he founded Worldview Technologies, a company specializing in multimedia design and authoring and served as its CEO until 1995. He attended Florida State University and Florida Atlantic University.

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James Stechyson has served as a Director and Chairman of ZIM since June 1, 2003. He also served as a Director of ZIM Technologies beginning in January 1998 and was appointed into the position of Chairman in May 2001. From September 2002 until 2003, Mr. Stechyson served as the President of ClearOne Communications Canada a subsidiary of ClearOne Communications a leading global provider of audio conferencing solutions used by thousands of organizations worldwide. From 1990 to September 2002, he was the Founder and President of OM Video, Inc., a hardware sales and systems integrator of professional audio/visual technology based in Ottawa, Canada. OM Video was acquired by ClearOne Communications in 2002.

Donald R Gibbs has been a Director of ZIM since July 2003. He also serves as the Chairman of ZIM's Audit Committee. Mr. Gibbs is presently Chief Executive Officer of AirIQ. From April 2007, to June 2008, Mr. Gibbs was the Chief Executive Officer of Tarquin Inc. Since July of 2004, Mr. Gibbs has been the Chairman and Chief Executive Officer of Process Photonics Inc. From June 2001 to April 2004, Mr. Gibbs was the President and Chief Executive Officer of Original Solutions Inc. He is also the principal of his own consulting company, Donald R Gibbs and Associates which provides financial and management assistance to start-up corporations. Since 1970, Mr. Gibbs has held senior financial and executive positions in Mitel Corporation, Cognos Inc., Gandalf Systems Corporation, Positron Fiber Systems Inc., Gorilla Capital Inc., VIPswitch Inc. and Original Solutions Inc. Mr. Gibbs received his Bachelor of Commerce degree from the University of Ottawa and holds a professional designation as a Certified Management Accountant.

EMPLOYEES

As at March 31, 2012, we had 12 full-time employees, with 4 employees in selling, general and administration and 8 employees in technical areas including technical support and research and development. We consider our relations with our employees to be excellent, and none of our employees are covered by a collective bargaining agreement. ZIM also contracts services from 4 consultants on a part-time basis.

Of these employees, 10 are based in Ottawa, Canada and two are based in Sao Paulo, Brazil.

COMMITTEES OF THE BOARD OF DIRECTORS

We have an Audit Committee and a Compensation Committee. ZIM does not have a Nominating Committee. In the absence of such a committee, the Board as a whole considers individuals to recommend to the Board for inclusion among management's nominees and considers corporate governance issues. The Board will consider director candidates recommended by shareholders of the Company if the name and qualifications of such candidates are presented to the Board in a timely manner. The membership term for Board and Board Committee members is 3 years.

The Audit Committee's functions include evaluating, and recommending to the Board the engagement of the independent registered public accounting firm, reviewing the results of their audit findings, and monitoring on a periodic basis our internal controls over financial reporting. The Audit Committee has a formally approved written charter. The Audit Committee consists of Donald Gibbs (Chairman) and Steven Houck. Mr. Gibbs is the Audit Committee’s “audit committee financial expert,” as defined in Item 16A of Form 20-F, and he is “independent” under the NASDAQ Listing Rules. Mr. Houck replaced James Stechyson as a member of the audit committee effective June 24, 2009. The Audit Committee held four meetings during the fiscal year ended March 31, 2012.

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The Compensation Committee’s functions include evaluating compensation for directors, officers, employees of and consultants to the Company, and making recommendations to the Board regarding such compensation matters. The Compensation Committee has a formally approved written charter. The Compensation Committee currently consists of James Stechyson and Steven Houck. The Compensation Committee did not hold a meeting during the fiscal year ended March 31, 2012.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

Our Board of Directors has adopted a Code of Ethics that qualifies as a “code of ethics” within the meaning of such term in From 20-F and applies to our Chief Executive Officer and our Chief Financial Officer, as well as to other senior management and senior financial staff of ZIM, including without limitation our comptroller and person performing such function, and complies with the requirements imposed by the Sarbanes-Oxley Act of 2002 and the rules issued thereunder for codes of ethics applicable to such officers. Our Board has reviewed and will continue to evaluate its role and responsibilities with respect to the new legislative and other requirements of the Securities and Exchange Commission. Interested persons can obtain a copy of our Code of Ethics without charge by writing to: Investor Relations c/o 150 Isabella Street, Suite 150, Ottawa, Ontario K1S 1V7 or by visiting our web-site at www.ZIM.biz.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy

We design all of our compensation programs to retain and as necessary attract key employees who are motivated to achieve growth in technology. Our program has been kept simple due to the size of our staff and our lack of performance measurements. Our programs are designed to reward performance based on team and individual performances. Due to the size of our organization, our executive compensation programs impact all employees because these programs help establish expectations for our general approach to rewards. The Company encourages our business leaders to work together to create a high performance environment that is reinforced by constant attention to individual’s goals and expectations. We believe that the performance of the executives in managing our company should be considered in light of general economic and specific company, industry and competitive conditions. We believe that our compensation programs for our executives should reflect our success as a management team and in attaining an increased value for shareholders. We also believe that individual performance should be evaluated annually and considered in compensation decisions.

Overview of Compensation and Process

Elements of compensation for our executives include: salary and stock option grants and health, disability and life insurance. Our Compensation Committee consists of Messrs. Stechyson and Houck. It generally meets as required to review any changes to the compensation plans for the next year. In fiscal 2010, there were no changes to the plan, no bonuses and no changes to the salary levels for executives, and as a result, there were no Compensation Committee meetings.

Due to the size of the organization, the Compensation Committee is aware of all the elements of each executive’s total compensation over each of the past three years, as well as a comparison to the compensation of other executive officers in an appropriate market comparison group. Typically, our Chief Executive Officer recommends compensation changes with respect to the executive officers who report to him. The Chief Executive Officer has no salary so there have been no compensation recommendations to the compensation committee with respect to him. All option grants to the executives in the organization are approved by our Board of Directors at the time of grant. The Compensation Committee has the authority to accept or adjust any recommendations.

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We choose to pay each element of compensation in order to attract and retain the necessary executive talent, reward annual performance and provide incentive for their balanced focus on long-term strategic goals as well as short-term performance. The amount of each element of compensation is determined by or under the direction of the Compensation Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive:

•	performance in the previous year;
•	difficulty of achieving desired results in the coming year;
•	value of their unique skills and capabilities to performance of the Company;
•	performance of their general management responsibilities; and
•	contribution as a member of the management team.

These elements fit into our overall compensation objectives by helping to secure the future potential of our operations, facilitating our entry into new markets, providing proper compliance and regulatory guidance, and helping to create a cohesive team.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing stock option incentives to maximize long-term value for our Company.

Base Salary and Bonus

It is the goal of the Compensation Committee to establish salary compensation for our executive officers based on our comparable peer companies. We believe that this gives us the opportunity to attract and retain appropriate managerial employees both at the senior executive level and below.

Management incentive plans for our Vice President of Sales and our Vice President of Business Development were changed in fiscal 2009. Their base salary was reduced by $50,000 per year in Canadian funds and incentive compensation was established to allow them to earn up to $70,000 per year in Canadian funds. For the fiscal year ended March 31, 2009, ZIM retained the management team by offering stock options and through the personal commitment of the team.

Equity Incentives

A significant goal of our compensation is to afford our executives (and employees) an opportunity to participate in our performance through stock option grants. The Compensation Committee considers factors such as the ability for the Company to attract, motivate and retain qualified individuals and to align their success with that of the Company’s Shareholders through the achievement of strategic corporate objectives and creation of shareholder value. The level of equity incentives paid to an individual is based on the individual’s overall experience, responsibility, performance and base salary. Factors also considered are the equity incentives offered for similar positions in the high tech industry and other labor markets in which the Company competes for employees. The Compensation Committee compares remuneration for executive officers of the Company to the remuneration for similar executives in relevant labor markets.

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Perquisites

We limit the perquisites that we make available to our executive officers. Our executives are not entitled to any benefits that are not otherwise available to all of our employees.

Post-Employment Compensation

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executive officers are eligible to participate in our registered retirement savings plan.

Summary Compensation Table

The table below provides detailed information on the compensation of the Chief Executive Officer, Chief Financial Officer, the Vice President of Sales and the Vice President of Business Development of ZIM for services rendered for the fiscal year ended March 31, 2012. No executive officer or employee received compensation in excess of $100,000 for the fiscal year ended March 31, 2012.

Name and principal position	Year	Salary / Consulting Payments ($)	Option Awards ($)(1)	Common Shares ($)	Total ($)
Michael Cowpland, President and Chief Executive Officer	2010 2011 2012	- - -	67,326 7,931 2,001	15,504 50,000 -	82,830 57,931 2,001
John Chapman, Chief Financial Officer (CHAPMAN CFO Resources Inc.)	2010 2011 2012	45,824 46,952 38,799	- 13,657 10,244	- - -	45,824 60,609 49,043

(1)	Represents the compensation expense incurred by the Company for the years ended March 31, 2010, March 31, 2011, and March 31, 2012 respectively, relating to outstanding stock options held by the named executive officers (“NEOs”), determined in accordance with ASC 718 using the assumptions described under “Stock Options” in Note 2 to the Company’s Financial Statements included in this Form 20-F, provided that no forfeitures of awards have been assumed for the NEOs. All options vest immediately upon option grant.

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 Outstanding Equity Awards At Fiscal Year-End

				Option Expiration Date
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)
Michael Cowpland, President and Chief Executive Officer
	1,400,000	Nil	0.0021	21-Jul-12
	133,340	Nil	0.0040	12-Aug-12
	62,503	Nil	0.0040	12-Aug-12
	726,702	Nil	0.0190	19-Nov-12
	6,667	Nil	0.0190	19-Nov-12
	406,650	Nil	0.0100	19-Feb-13
	5,710,000	Nil	0.0100	19-Feb-13
	47,500	Nil	0.0100	25-Jul-13
	95,000	Nil	0.0100	25-Jul-13
	100,000	Nil	0.0100	25-Jul-13
	326,683	Nil	0.0200	21-Sept-13
	66,667	Nil	0.0200	17-Nov-13
	10,000	Nil	0.0100	12-Dec-13
	263,333	Nil	0.0100	17-Feb-14
	200,000	Nil	0.0100	17-Feb-14
	130,000	Nil	0.0100	22-Feb-14
	120,000	Nil	0.0100	22-Feb-14
	100,000	Nil	0.0100	22-Feb-14
	100,000	Nil	0.0100	20-Nov-14
	100,000	Nil	0.0090	22-Feb-15
John Chapman (CHAPMAN CFO Resources Inc.) Chief Financial Officer
	135,938	Nil	0.020	21-Sept-13
	60,938	Nil	0.020	17-Nov-13
	202,500	Nil	0.020	17-Nov-13
	421,875	Nil	0.010	12-Dec-13
	153,125	Nil	0.010	17-Feb-14
	660,938	Nil	0.010	17-Feb-14
	100,000	Nil	0.010	22-Feb-14
	157,031	Nil	0.010	2-Mar-14
	351,563	Nil	0.010	16-Aug-14
	421,875	Nil	0.010	16-Aug-14
	332,813	Nil	0.010	16-Aug-14
	441,406	Nil	0.010	16-Aug-14
	460,938	Nil	0.010	16-Aug-14

All options above vested immediately upon option grant. All options are granted three years prior to the expiry date.

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COMPENSATION OF DIRECTORS

Non-employee members of the Board of Directors are reimbursed for reasonable travel expenses related to attendance at Board meetings. No other fees are paid for attendance at meetings of the Board or their Committees. Each director is also awarded for his first year of service as a director, 200,000 stock options to purchase common shares at fair market value at date of the option grant. In addition, non-employee members of the Board of Directors are eligible to receive option grants as determined by the Board of Directors.

The following table shows compensation of our non-employee directors for the fiscal year ended March 31, 2012.

Name	Option Awards ($)(1)	Common Shares ($)	Total ($)
Steven Houck	1,001	-	1,001
James Stechyson	10,956	-	10,956
Donald Gibbs	1,001	-	1,001

(1)	Represents the compensation expense incurred by the Company for the years ended March 31, 2012, relating to outstanding stock options held by the named executive officers (“NEOs”), determined in accordance with ASC 718 using the assumptions described under “Stock Options” in Note 2 to the Company’s Financial Statements included in this Form 20-F, provided that no forfeitures of awards have been assumed for the NEOs. All options vest immediately upon option grant.

Refer to Item 7 for share ownership information with respect to the Company’s directors.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

ZIM established the Employee Stock Option Plan, which was approved by our shareholders on November 19, 2003, to promote the interests of the Company and our shareholders by using investment interests in the Company to attract, retain and motivate our directors, officers, employees and other persons, to encourage and reward their contributions to the performance of the Company, and to align their interests with the interests of the Company's shareholders.

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Securities authorized for issuance under equity compensation plans at March 31, 2012 are as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans, excluding the securities reflected in the first column

Equity compensation plans approved by security holders	20,027,985(1)	0.009	5,960,015
Equity compensation plans not approved by security holders	6,010,000(2)	0.010	NIL
Total	26,037,985	0.009	5,960,015

(1)	Represents ZIM common shares issuable upon the exercise of options outstanding under ZIM's Employee Stock Option Plan.
(2)	Represents ZIM common shares issuable upon the exercise of options outstanding and issued outside of ZIM's Employee Stock Option Plan to officers, directors and advisory Board members. During the period from October 13, 2000 to June 25, 2001, ZIM issued an aggregate of 8,285,000 options outside of the Employee Stock Option Plan. Of these options, 145,000 were exercised in the ten months ended March 31, 2004 and 2,030,000 options were cancelled in the fiscal periods ended March 31, 2005 and 2004. The remaining options expired on February 5, 2007 but were reissued with an expiry date of February 19, 2010. They were reissued again in 2010 and have a new expiry date of February 18, 2013.

ITEM 7. MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth, as of June 28, 2012, the number and percentage of our outstanding common shares which are beneficially owned, directly or indirectly, by:

•	each person who is known to us as the beneficial owner of 5% or more of our outstanding common shares;
•	each director and executive officer of ZIM Corporation; and
•	all directors and executive officers of ZIM Corporation as a group.

Beneficial ownership includes shares over which the indicated person has sole or shared voting or investment power and shares which he or she has the right to acquire within 60 days of June 28, 2012. Unless otherwise indicated, the persons listed are deemed to have sole voting and investment power over the shares beneficially owned.

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			Common shares
Name	Address	Title	Number	Percentage

Michael Cowpland	234 Perley Court, Ottawa, Ontario	President and CEO	79,875,036	58.9%

James Stechyson	5597 Goddard Street Manotick, Ontario	Director	23,240,000	17.4%

Advanced Telecom Services	996 Bold Eagle School Road, Suite 1105, Wayne, PA	N/A	10,000,000	8.0%

John Chapman (CHAPMAN CFO Resources Inc.)	30 Holitzner Way Ottawa, Ontario	Chief Financial Officer	3,900,940	3.0%

Steven Houck	401 Hillview Avenue, Palo Alto, CA 94304	Director	810,000	0.6%

Donald Gibbs	5 Reaney Court, Kanata, Ontario, Canada,K2K 1W7	Director	810,000	0.6%

All directors and executive officers as a group (5 persons) hold 108,635,976 common shares, which totals 72.9% of ownership.

Applicable percentage of ownership is based upon 125,460,867 common shares outstanding as of June 24, 2012, together with applicable options for such shareholder or group. Shares of common stock subject to options currently exercisable or exercisable within 60 days of June 28, 2012 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(1)	The beneficial ownership of Michael Cowpland consists of 56,357,468 common shares owned directly by Dr. Cowpland and 10,205,045 common shares under options, which are currently exercisable or are exercisable within 60 days of June 28, 2012. In addition, Dr. Cowpland’s ownership includes 4,518,728 common shares owned by Dr. Cowpland's spouse and 8,793,795 common shares owned by a company controlled by Dr. Cowpland's spouse. Dr. Cowpland disclaims beneficial ownership of the shares held by his spouse and the company controlled by his spouse.

(2)	The beneficial ownership of James Stechyson consists of 15,450,000 common shares. 450,000 are owned directly by Mr. Stechyson and 15,000,000 are owned by a company controlled by Mr. Stechyson. 7,790,000 common shares, which he has a right to acquire under stock options are currently exercisable or are exercisable within 60 days of June 28, 2012.

(3)	The beneficial ownership of Advanced Telecom Services Inc. consists of 10,000,000 common shares owned directly.

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(4)	The beneficial ownership of John Chapman consists of 3,900,940 common shares, which he has a right to acquire under stock options that are currently exercisable or are exercisable within 60 days of June 28, 2012. The options assigned to Mr. Chapman are held by CHAPMAN CFO Resources Inc. in which Mr. Chapman is the controlling shareholder.

(5)	The beneficial ownership of Steven Houck consists of 810,000 common shares, which he has a right to acquire under stock options that are currently exercisable or are exercisable within 60 days of June 28, 2012.

(6)	The beneficial ownership of Donald Gibbs consists of 810,000 common shares, which he has a right to acquire under stock options that are currently exercisable or are exercisable within 60 days of June 28, 2012.

The Board of Directors has determined that all directors who served on the Board during fiscal 2012, other than Dr. Michael Cowpland and Mr. James Stechyson, are or were “independent” under NASDAQ Listing Rules. The Board has further determined that the members of the Audit Committee also meet the additional independence requirements of the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission.

The services of John Chapman, our Chief Financial Officer, are provided through a contractual relationship with CHAPMAN CFO Resources Inc., a company owned 50% by Mr. Chapman and controlled by Mr. Chapman. The total cash and option compensation provided to CHAPMAN CFO Resources Inc. for the services provided by Mr. Chapman are detailed in “Executive Compensation” above.

Change in Ownership of Shareholders Owning More Than 5%

On February 27, 2009, Dr. Cowpland acquired 5,000,000 of the Issuer's common shares as compensation in lieu of salary for services provided to the Company.

On February 27, 2009, Mr. Stechyson acquired 5,000,000 of the Issuer's common shares as compensation in lieu of cash for services provided to the Company.

On June 24, 2009, Dr. Cowpland acquired 5,000,000 of the Issuer's common shares as compensation in lieu of salary for services provided to the Company.

On June 24, 2009, Mr. Stechyson acquired 5,000,000 of the Issuer's common shares as compensation in lieu of cash for services provided to the Company.

On June 24, 2010, Dr. Cowpland acquired 5,000,000 of the Issuer's common shares as compensation in lieu of salary for services provided to the Company.

On June 24, 2010, Mr. Stechyson acquired 5,000,000 of the Issuer's common shares as compensation in lieu of cash for services provided to the Company.

VOTING RIGHTS

Major Shareholders of the Company do not hold any special voting rights.

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LOCATION OF STOCK HOLDINGS

At June 28, 2012, 76,405,035 (60.9%) of ZIM’s common shares are held outside of the United States. The number of shareholders of record is 992.

CONTROL

The Company is not owned or controlled directly or indirectly by another corporation, foreign government or by any other natural of legal person(s) severally or jointly.

ITEM 7B. RELATED PARTY TRANSACTIONS

Not applicable

ITEM 8. FINANCIAL INFORMATION

A.	Consolidated Statements and Other Financial Information

Refer to Item 18 for Consolidated Financial Statements

B.	Significant Changes

There have been no significant changes to our business since the fiscal year ended March 31, 2012.

ITEM 9.	THE OFFER AND LISTING

OFFER AND LISTING DETAILS

"Bid" and "asked" offers for our common shares are quoted on the Over-the-Counter Bulletin Board ("OTCBB"). Our common shares have been quoted on the OTCBB under the symbol "ZIMCF" since October 16, 2003. The following table shows the high and low closing prices of our common shares for the periods indicated as reported by the OTCBB. The OTCBB quotations reflect inter-dealer prices, are without retail markup, markdown or commission, and may not represent actual transactions.

PERIOD	HIGH	LOW

Fiscal 2008	$ 0.0600	$ 0.0100
Fiscal 2009	$ 0.0100	$ 0.0020
Fiscal 2010	$ 0.0100	$ 0.0020
Fiscal 2011	$ 0.0200	$ 0.0040
Fiscal 2012	$ 0.0200	$ 0.0001

Fiscal 2011 First Quarter	$ 0.0200	$ 0.0050
Fiscal 2011 Second Quarter	$ 0.0200	$ 0.0100
Fiscal 2011 Third Quarter	$ 0.0200	$ 0.0045
Fiscal 2011 Fourth Quarter	$ 0.0200	$ 0.0040
Fiscal 2012 First Quarter	$ 0.0100	$ 0.0100
Fiscal 2012 Second Quarter	$ 0.0170	$ 0.0100
Fiscal 2012 Third Quarter	$ 0.0200	$ 0.0110
Fiscal 2012 Fourth Quarter	$ 0.0130	$ 0.0001
Fiscal 2013 First Quarter	$ 0.0090	$ 0.0090

Fiscal 2012 January 2012	$ 0.0130	$ 0.0110
Fiscal 2012 February 2012	$ 0.0110	$ 0.0001
Fiscal 2012 March 2012	$ 0.0090	$ 0.0001
Fiscal 2012 April 2012	$ 0.0090	$ 0.0090
Fiscal 2012 May 2012	$ 0.0090	$ 0.0090
Fiscal 2012 June 2012	$ 0.0110	$ 0.0090

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Our common shares are thinly traded and, accordingly, reported sale prices may not represent a true market-based valuation of our common shares.

We have not paid any dividends on our common shares and we intend to retain all earnings for use in our operations and to finance the development and the expansion of our business. We do not anticipate paying any dividends on the common shares in the foreseeable future. The payment of dividends is within the discretion of our Board of Directors. Any future decision with respect to dividends will depend on future earnings, future capital needs and our operating and financial condition, among other factors.

RECENT SALES OF UNREGISTERED SECURITIES

None

ITEM 10. ADDITIONAL INFORMATION

A.	SHARE CAPITAL

Not Applicable.

B.	MEMORANDUM AND ARTICLES OF ASSOCIATION

ZIM was incorporated under the federal laws of Canada on October 17, 2002 in order to purchase ZIM Technologies International Inc. ("ZIM Technologies"), which was formed in 1997 to acquire the software technology now called the ZIM Integrated Development Environment (the "ZIM IDE software"). On February 10, 2004, ZIM purchased UK-based SMS service firms EPL Communications Limited and E-Promotions Limited (together referred to as "EPL"). During the year ended March 31, 2006, EPL was dissolved and all operations were transferred to ZIM Corporation in Canada. ZIM is also the sole shareholder of ZIM Technologies do Brazil Ltda., a company incorporated in Brazil that distributes the ZIM IDE Software, and PCI Merge, Inc., a Florida based holding company with no operations. Until March 31, 2004, ZIM was the sole shareholder of ZIM Technologies, a Canadian federal corporation and the chief operating company of the ZIM group of companies. On April 1, 2004, ZIM Corporation and ZIM Technologies amalgamated into ZIM Corporation. On April 1, 2006, ZIM purchased a US-based mobile content company called Advanced Internet Inc. (“AIS”).

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Other Provisions of Articles and By-laws

There are no provisions in the Articles or By-laws:

•	delaying or prohibiting a change in control of our company that operate only with respect to a merger, acquisition or corporate restructuring;
•	discriminating against any existing or prospective holder of shares as a result of such shareholder owning a substantial number of shares;
•	requiring disclosure of share ownership; or
•	governing changes in capital, where such provisions are more stringent than those required by law.

Share Capital

The Corporation is authorized to issue an unlimited number of Common Shares and an unlimited number of Special Shares which shall have the following rights, privileges, restrictions and conditions:

COMMON SHARES

      The Common Shares have attached thereto the following rights, privileges, restrictions and conditions:

1.     Voting

      The holders of the Common Shares are entitled to receive notice of and to attend and shall be entitled to one (1) vote at any meeting of the shareholders of the Corporation for each Common Share held.

2.     Dividends

      The holders of the Common Shares are entitled to receive dividends as and when the directors shall in their discretion declare dividends on the Common Shares and pay the same.

3.     Dissolution

      The holders of the Common Shares are entitled to receive the remaining property of the Corporation in the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

SPECIAL SHARES

      The Special Shares have attached thereto the following rights, privileges, restrictions and conditions:

1.     Voting Rights

      Except as may be required by applicable law, the holders of the Special Shares are not entitled to notice of or to attend or vote at any meeting of the shareholders of the Company.

      Notwithstanding the provisions of the Act and any other provision contained herein, the holders of the Special Shares shall not be entitled to vote separately as a class upon a proposal to amend these Articles to:

(a) increase or decrease any maximum number of authorized Special Shares, or increase any maximum number of authorized shares of a class of shares having rights or privileges equal or superior to the Special Shares; or

(b) effect an exchange, reclassification or cancellation of the Special Shares; or

(c) create a new class of shares equal or superior to the Special Shares.

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2.     Dividends

      Subject to the rights of the holders of any shares ranking prior to the Special Shares or the Common Shares, the holders of the Special Shares are entitled to receive, pro rata with the holders of the Common Shares, such dividends as may be declared by the board of directors of the Corporation, out of funds legally available therefor; the holder of any Special Shares on the record date for any dividend payable on such share will be entitled to such dividend, notwithstanding that such share is converted into a Common Share as described below after such record date and before the payment date of such dividend. Dividends shall not be paid or declared or set aside for payment on the Special Shares unless dividends in an equal amount per Common Share are paid or set aside for payment at the same time on the Common Shares.

3.     Rights on Dissolution

      In the event of the liquidation, dissolution or winding-up of the Corporation, the holders of the Special Shares are entitled to receive on a pro rata basis and on a share-for-share basis with the holders of the Common Shares, all of the assets of the Corporation remaining after payment of all of the Corporation’s liabilities, subject to the preferential rights of any shares ranking prior to the Special Shares.

4.     Conversion Rights

      Any holder of Special Shares is entitled, at any time on written notice to the Corporation, to have any or all of the Special Shares held by him or it converted into Common Shares on the basis (the “Special Conversion Basis”) of one Common Share for each Special Share which such holder may desire to convert.

      No fractional Common Shares will be issued upon the conversion of the Special Shares and no payment shall be made to the holders of Special Shares in lieu thereof.

5.     Adjustment Rights

      In the event of the Special Shares or Common Shares being at any time subdivided, consolidated, converted or exchanged for a greater or lesser number of shares of the same or another class, appropriate adjustments will be made in the rights and conditions attaching to the Special Shares and the Common Shares, respectively, so as to preserve in all respects the benefits conferred on the holders of each such class. No such adjustment will be required to be made unless the cumulative effect of such adjustment or adjustments would change the number of Common Shares issuable upon the conversion of the Special Shares by at least one-hundredth of a share, provided that such adjustment not so made shall be carried forward and taken into account at any subsequent adjustment.

      In the event of any reclassification of Common Shares, any amalgamation, merger or other consolidation of the Corporation with another entity, or the transfer of all or substantially all of the Corporation’s assets, the holders of the Special Shares will be entitled to receive such securities or other property as if on the effective date of such event they were registered holders of the number of Common Shares which such holders of Special Shares were entitled to receive upon the conversion of their Special Shares. No such adjustment shall be made if the holders of the Special Shares are entitled to participate in any such event on the same terms, as though they had converted their Special Shares prior to the occurrence of such event.

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6.     General Rights and Attributes

      Except as specifically referred to above, each Special Share and each Common Share shall have the same rights and attributes and not have any priority over the other.

Powers and Duties of Directors

The Directors shall manage or supervise the management of our affairs and business and shall have authority to exercise all such powers as are not, by the Company Act, Articles or By-laws, required to be exercised by the shareholders in a general meeting or prohibited by law.

A majority of the directors shall be resident Canadians and, if any of the issued securities of the Corporation are or were a part of a distribution to the public, at least two of the directors shall not be officers or employees of the Corporation or any affiliate of the Corporation. No director shall be required to hold shares issued by the Corporation, unless the articles otherwise provide. In exercising his powers and discharging his duties each director must (a) act honestly and in good faith with a view to the best interests of the Corporation and (b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Directors serve for Three (3) years, until each third annual meeting of shareholders.  In general, a Director who is, in any way, directly or indirectly interested in an existing or proposed contract or transaction with us whereby a duty or interest might be created to conflict with his duty or interest as a director, shall declare the nature and extent of his interest in such contract or transaction or the conflict or potential conflict with his duty and interest as a director.  Such a Director shall not vote in respect of any such contract or transaction with us if the Chairman disqualifies him.  If he votes, his vote shall not be counted, but he shall be counted in the quorum present at the meeting at which such a vote is taken.  The shareholders at the general meeting shall determine the remuneration of the Directors.  However, notwithstanding the foregoing, Directors shall be paid all expenses incurred in attending meetings or conducting business on our behalf.

Shareholders

An Annual General Meeting of Shareholders must be held once in every year at such time and place as may be determined by the Directors.  Notice of the meeting must be given not less than twenty-one (21) nor more than fifty (50) days prior to the meeting.  A quorum at an Annual General Meeting and Special Meeting shall be such person or number of persons present, in person or by proxy, holding or representing a majority of the total number of issued shares of the Corporation carrying voting rights for such meeting.

In accordance with our By-laws , Directors are elected by an “ordinary resolution” which means (a) a resolution passed by our shareholders in a General Meeting by a simple majority of the votes cast in person or by proxy, or (b) a resolution that has been submitted to our shareholders who would have been entitled to vote on it in person or by proxy at our general meeting and that has been consented to in writing by all of our shareholders entitled to vote on it.

For further details refer to Exhibits:

1.1	Articles of Incorporation of the Registrant (Incorporated by reference to the Registrant's Registration Statement on Form S-4 filed on November 1, 2002 (No. 333-100920))
1.2	By-Laws of the Registrant (Incorporated by reference to the Registrant's Registration Statement on Form S-4 filed on November 1, 2002 (No. 333-100920))

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C. MATERIAL CONTRACTS

None.

D. EXCHANGE CONTROLS

As of the date hereof, there are no governmental laws, decrees or regulations in Canada on the export or import of capital, or which impose foreign exchange controls or affect the remittance of interest, dividends or other payments to non-resident holders of our common stock, except as described under ITEM 10E “Taxation”.

Except as provided in the Investment Canada Act, which has provisions that restrict the holding of voting shares by non-Canadians, there are no limitations specific to the rights of non-Canadians to hold or vote the Company’s common shares under the laws of Canada or Ontario, or in its charter documents. The following summarizes the principal features of the Investment Canada Act for non-Canadian residents proposing to acquire the Company’s common shares.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal advice to any holder or prospective holder of the Company’s common shares, and no opinion or representation to any holder or prospective holder of our common shares is hereby made. Accordingly, holders and prospective holders of the Company’s common shares should consult with their own legal advisors with respect to the consequences of purchasing and owning the Company’s common shares. The Investment Canada Act governs the acquisition of Canadian businesses by non-Canadians. Under the Investment Canada Act, non-Canadian persons or entities acquiring “control” (as defined in the Investment Canada Act) of a corporation carrying on business in Canada are required to either notify, or file an application for review with, Industry Canada, subject to certain statutory exemptions. The relevant Minister may review any transaction which constitutes an acquisition of control of a Canadian business, where the book value of the assets acquired exceeds certain thresholds (which are higher for investors from members of the World Trade Organization, including United States residents, or World Trade Organization member-controlled companies) or where the activity of the business is related to Canada’s cultural heritage or national identity, or where the investment could be injurious to Canada’s national security. For acquisitions of control of a business which do not involve a business related to Canada’s cultural heritage or national identity or present national security issues, no change of voting control will be deemed to have occurred, for purposes of the Investment Canada Act, if less than one-third of the voting control of a Canadian corporation is acquired by an investor. Different rules apply to acquisitions of control of businesses related to Canada’s cultural heritage or national identity, or present national security concerns.

If an investment is reviewable under the Investment Canada Act, an application for review in the form prescribed is normally required to be filed with Industry Canada prior to the investment taking place, and the investment may not be implemented until the review has been completed and the Minister responsible for the Investment Canada Act is satisfied that the investment is likely to be of net benefit to Canada. If the Minister is not satisfied that the investment is likely to be of net benefit to Canada, the non-Canadian applicant must not implement the investment, or if the investment has been implemented, may be required to divest itself of control of the Canadian business that is the subject of the investment. Different rules apply if the Minister determines that the investment may be injurious to Canada’s national security.

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Certain transactions relating to ZIM’s common stock would be exempt from the Investment Canada Act, if they are not found to be potentially injurious to Canada’s national security by the Minister responsible for the Investment Canada Act, including:

•	the acquisition of the Company’s common stock by a person in the ordinary course of that person’s business as a trader or dealer in securities;
•	the acquisition of control of the Company in connection with the realization of security granted for a loan or other financial assistance and not for a purpose related to the provisions of the Investment Canada Act; and the acquisition of control of the Company by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of the Company, through ownership of our common stock, remains unchanged.

These exemptions do not apply to an acquisition of control of a Canadian business that is deemed to be potentially injurious to Canada’s national security.

E. TAXATION

Material Canadian Federal Income Tax Consequences

The following general summary describes the principal Canadian federal income tax consequences applicable to a holder of the Company’s common stock who is a resident of the United States, who is not, will not be and will not be deemed to be a resident of Canada for purposes of the Income Tax Act (Canada) (the “Income Tax Act”) and any applicable tax treaty and who does not use or hold, and is not deemed to use or hold, his common stock in the capital of the Company in connection with carrying on a business in Canada (a “non-resident holder”). This summary applies only to non-resident holders who hold their ZIM common stock as capital property. This summary does not apply to non-resident holders who are financial institutions (within the meaning of the Income Tax Act) or insurers.

This summary is based upon the current provisions of the Income Tax Act, the regulations there under (the “Regulations”), the current publicly announced administrative and assessing policies of the Canada Revenue Agency and the Canada- United States Tax Convention (1980), as amended (the “Treaty”). This summary also takes into account the amendments to the Income Tax Act and the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that all such Tax Proposals will be enacted in their present form. However, no assurances can be given that the Tax Proposals will be enacted in the form proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax consequences applicable to a non-resident holder of the Company’s common stock and, except for the foregoing, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax consequences described herein.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular holder or prospective holder of ZIM’s common stock, and no opinion or representation with respect to the tax consequences to any holder or prospective holder of the Company’s common stock is made. Accordingly, holders and prospective holders of the Company’s common stock should consult their own tax advisors with respect to the income tax consequences of purchasing, owning and disposing of ZIM’s common stock in their particular circumstances.

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Dividends

Dividends paid on the Company’s common shares to a non-resident holder will be subject under the Income Tax Act to withholding tax which tax is deducted at source by the Company. The withholding tax rate for dividends prescribed by the Income Tax Act is 25% but this rate may be reduced under the provisions of an applicable tax treaty. Under the Treaty, the withholding tax rate is reduced to 15% on dividends paid by the Company to a resident of the United States who is the beneficial owner of such dividend and is eligible to benefits under the Treaty. The rate is further reduced to 5% where the beneficial owner of the dividend is a corporation resident in the United States that is eligible for benefits under the Treaty and that owns at least 10% of the voting stock of the Company.

Capital Gains

A non-resident, of Canada, holder is not subject to tax under the Income Tax Act in respect of a capital gain realized upon the disposition of a common share of the Company unless such share is (or is deemed to be) “taxable Canadian property” (as defined in the Income Tax Act) of the non-resident holder. In the case of a non-resident holder resident in the United States who is eligible for benefits under the Treaty and for whom stock of the Company are taxable Canadian property, no Canadian taxes will generally be payable on a capital gain realized on such stock by reason of the Treaty unless the value of such stock is derived principally from real property situated in Canada, or certain rights in Canadian timber or resource property, as outlined in the Income Tax Act.”

United States Federal Income Tax Consequences

The following is a general discussion of the material United States federal income tax consequences, under current law, generally applicable to a U.S. Holder (as hereinafter defined) of common shares of the Company. This discussion does not address individual consequences to persons subject to special provisions of federal income tax law, such as those described below as excluded from the definition of a U.S. Holder. In addition, this discussion does not cover any state, local or foreign tax consequences. (See “Material Canadian Federal Income Tax Consequence”).

The following discussion is based upon the sections of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, published Internal Revenue Service (“IRS”) rulings, published administrative positions of the IRS and court decisions that are currently applicable, any or all of which could be materially and adversely changed, possibly on a retroactive basis, at any time. This discussion does not consider the potential effects, both adverse and beneficial, of any recently proposed legislation which, if enacted, could be applied, possibly on a retroactive basis, at any time. This discussion is for general information only and it is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of common shares of the Company and no opinion or representation with respect to the United States federal income tax consequences to any such holder or prospective holder is made. Accordingly, holders and prospective holders of common shares of the Company are urged to consult their own tax advisors about the federal, state, local, and foreign tax consequences of purchasing, owning and disposing of common shares of the Company.

39

U.S. Holders

As used herein, a “U.S. Holder” means a holder of common shares of the Company who is a citizen or individual resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof or a trust whose income is taxable in the United States irrespective of source. This summary does not address the tax consequences to, and U.S. Holder does not include, persons subject to specific provisions of federal income tax law, such as tax-exempt organizations, qualified retirement plans, individual retirement accounts and other tax-deferred accounts, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, broker-dealers, non-resident alien individuals, persons or entities that have a “functional currency” other than the U.S. dollar, shareholders who hold common shares as part of a straddle, hedging or a conversion transaction, and shareholders who acquired their common shares through the exercise of employee stock options or otherwise as compensation for services. This summary is limited to U.S. Holders who own common shares as capital assets. This summary does not address the consequences to a person or entity holding an interest in a shareholder or the consequences to a person of the ownership, exercise or disposition of any options, warrants or other rights to acquire common shares.

Distribution on Common Shares of the Company

U.S. Holders receiving dividend distributions (including constructive dividends) with respect to common shares of the Company are required to include in gross income for United States federal income tax purposes the gross amount of such distributions equal to the U.S. dollar value of such dividends on the date of receipt (based on the exchange rate on such date) to the extent that the Company has current or accumulated earnings and profits, without reduction for any Canadian income tax withheld from such distributions. Such Canadian tax withheld may be credited, subject to certain limitations, against the U.S. Holder’s federal income tax liability or, alternatively, may be deducted in computing the U.S. Holder’s federal taxable income by those who itemize deductions. (See more detailed discussion at “Foreign Tax Credit” below). To the extent that distributions exceed current or accumulated earnings and profits of the Company, they will be treated first as a return of capital up to the U.S. Holder’s adjusted basis in the common shares and thereafter as gain from the sale or exchange of the common shares. Preferential tax rates for long-term capital gains are applicable to a U.S. Holder which is an individual, estate or trust. There are currently no preferential tax rates for long-term capital gains for a U.S. Holder which is a corporation.

Foreign Tax Credit

A U.S. Holder who pays (or has withheld from distributions of) Canadian income tax with respect to the ownership of common shares of the Company may be entitled, at the option of the U.S. Holder, to either receive a deduction or a tax credit for such foreign tax paid or withheld. Generally, it will be more advantageous to claim a credit because a credit reduces United States federal income taxes on a dollar-for-dollar basis, while a deduction merely reduces the taxpayer’s income subject to tax. This election is made on a year-by-year basis and applies to all foreign taxes paid by (or withheld from) the U.S. Holder during that year. There are significant and complex limitations which apply to the credit, among which is the general limitation that the credit cannot exceed the proportionate share of the U.S. Holder’s United States income tax liability that the U.S. Holder’s foreign sources income bears to his or its worldwide taxable income. In the determination of the application of this limitation, the various items of income and deduction must be classified into foreign and domestic sources. Complex rules govern this classification process. In addition, this limitation is calculated separately with respect to specific classes of income such as “passive income,” “high withholding tax interest,” “financial services income,” “shipping income,” and certain other classifications of income.

40

Dividends distributed by the Company will generally constitute “passive income” or, in the case of certain U.S. Holders, “financial services income” for these purposes. The availability of the foreign tax credit and the application of the limitations on the credit are fact specific, and U.S. Holders of common shares of the Company should consult their own tax advisors regarding their individual circumstances.

Disposition of Common Shares of the Company

A U.S. Holder will recognize gain or loss upon the sale of common shares of the Company equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received, and (ii) the shareholder’s tax basis in the common shares of the Company. Preferential tax rates apply to long-term capital gains of U.S. Holders who are individuals, estates or trusts. This gain or loss will be capital gain or loss if the common shares are a capital asset in the hands of the U.S. Holder, which will be long-term capital gain or loss if the common shares of the Company are held for more than one year.

Other Considerations

In the following circumstances, the above sections of this discussion may not describe the United States federal income tax consequences resulting from the holding and disposition of common shares:

Controlled Foreign Company

If more than 50% of the voting power of all classes of shares or the total value of the shares of the Company is owned, directly or indirectly, by citizens or residents of the United States, United States domestic partnerships and corporations or estates or trusts other than foreign estates or trusts, each of whom own 10% or more of the total combined voting power of all classes of shares of the Company (“United States shareholder”), the Company could be treated as a “controlled foreign corporation” under Subpart F of the Code. This classification would affect many complex results one of which is the inclusion of certain income of a (“CFC”) which is subject to current U.S. tax. The United States generally taxes a United States shareholder of a CFC currently on their pro rata shares of the Subpart F income of the CFC. Such U.S. shareholders are generally treated as having received a current distribution out of the CFC’s Subpart F income and are also subject to current U.S. tax on their pro rata shares of the CFC’s earnings invested in U.S. property. The foreign tax credit described above may reduce the U.S. tax on these amounts. In addition, under Section 1248 of the Code, gain from the sale or exchange of shares by a U.S. Holder of common shares of the Company who is or was a United States shareholder at any time during the five-year period ending with the sale or exchange is treated as ordinary income to the extent of earnings and profits of the Company attributable to the shares sold or exchanged. If a foreign corporation is both a “passive foreign investment company” (“PFIC”) and a CFC, the foreign corporation generally will not be treated as a PFIC with respect to United States shareholders of the CFC.

This rule generally will be effective for taxable years of United States shareholders beginning after 1997 and for taxable years of foreign corporations ending with or within such taxable years of United States shareholders. Special rules apply to United States shareholders who are subject to the special taxation rules under Section 1291 discussed above with respect to a PFIC. Because of the complexity of Subpart F, and because it is not clear that Subpart F would apply to U.S. Holders of common shares of the Company, a more detailed review of these rules is outside of the scope of this discussion.

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F. DIVIDENDS AND PAYING AGENTS

Not Applicable.

G. STATEMENT BY EXPERTS

Not Applicable.

H. DOCUMENTS ON DISPLAY

The documents referred to in this Form 20-F may be viewed at the Company’s office located at 150 Isabella Street, Suite 150, Ottawa, Ontario, Canada, K1S 1V7.

I.	SUBSIDIARY INFORMATION

Not Applicable.

ITEM 11.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

FOREIGN EXCHANGE RISK

The Company operates internationally, giving rise to significant exposure to market risks from changes in foreign exchange rates. The Company’s financial assets are in the form of cash and cash equivalents held at institutions with high quality credit ratings. A hypothetical 10% change in the value of one Brazilian real expressed in U.S. dollars during the year ended March 31, 2012 would have caused an approximate $156,404 change in the Company’s revenue for the fiscal year 2012. The Company is exposed to exchange risk due to the following financial instruments denominated in foreign currencies:

Cash and cash equivalents includes the following amounts in their source currency:

	March 31, 2012	March 31, 2011

Canadian dollars	145,454	122,614
US dollars	44,127	59,464
Brazilian reals	2,819,710	2,548,542
British pounds	10,567	6,319
Euros	5,076	7,878

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Accounts receivable include the following amounts receivable in their source currency:

	March 31, 2012	March 31, 2011

Canadian dollars	27,074	16,083
US dollars	102,726	81,397
Brazilian reals	94,057	4,089
British pounds	438	774
Euros	6,432	11,797

Accounts payable include the following amounts payable in their source currency:

	March 31, 2012	March 31, 2011

Canadian dollars	19,629	13,423
US dollars	3,541	10,003
Brazilian reals	805	10,855
British pounds	100	309

Accrued liabilities include the following accruals in their source currency:

	March 31, 2012	March 31, 2011

Canadian dollars	26,457	76,727
US dollars	11,709	9,938
Brazilian reals	27,675	719

The Company does not use derivative financial instruments to reduce its foreign exchange risk exposure.

CREDIT RISK

The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments. Credit exposure is minimized by dealing with only creditworthy counterparties in accordance with established credit approval policies.

Concentration of credit risk in accounts receivable is indicated below by the percentage of the total balance receivable from customers in the specified geographic area:

	March 31, 2012	March 31, 2011

Canada	14%	7%
North America, excluding Canada	54%	30%
South America	27%	56%
Great Britain	0%	0%
Europe, excluding Great Britain	5%	7%
	100%	100%

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FAIR VALUE

The carrying values of cash, accounts receivable, investment tax credits receivable, line of credit, accounts payable and accrued liabilities approximate their fair value due to the relatively short periods to maturity of the instruments.

KEY PERSONNEL RISK

We are a small company with 12 full-time employees as of March 31, 2012, and we depend to a great extent on principal members of our management staff.  If we lose the services of any key personnel, in particular Dr. Michael Cowpland, our President and Chief Executive Officer, and Mr. James Stechyson, our Chairman, the loss could significantly impede the achievement of our research and development objectives and delay our product development programs and commercialization of our product candidates.  We do not currently have any key man life insurance policies.

ITEM 12.	DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

Not applicable.

44

PART TWO

ITEM 13.	DEFAULTS, DIVIDEND ARREARAGES AND DELINQUENCIES

Not applicable.

ITEM 14.	MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS AND USE OF PROCEEDS

Not applicable.

ITEM 15.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

We are required to maintain disclosure controls and procedures that are designed to ensure that information that we are required to disclose in the reports we file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, as ours are designed to do.

Our management, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of March 31, 2012.  Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective due to the material weaknesses in our internal control over financial reporting described below related to our financial reporting processes and information technology security protocols.

Management’s Annual Report on Internal Control over Financial Reporting

ZIM’s management is responsible for establishing and maintaining adequate internal control over financial reporting and uses policies and procedures based on COSO’s Internal Control Integrated Framework. Based on the COSO framework, as previously stated in this annual report, our management concluded that our internal control over financial reporting was not effective as of March 31, 2012, due to the existence of significant deficiencies constituting a material weakness, as described in greater detail below. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement in our financial statements will not be prevented or detected on a timely basis.

Our principal deficiency was inadequate staffing and supervision that could lead to the untimely identification and resolution of accounting and disclosure matters. Other significant deficiencies that contributed to the material weakness were:

45

•	Inadequate segregation of duties and cross training;
•	Continued reliance on manual systems to account for revenue and expenses; and
•	Weaknesses in third party billing systems for the Ringingphone.com and Monstertones.com databases with respect to the relationship between recurring payment processing and account updates.

Changes in Internal Control over Financial Reporting

We are taking steps to make the necessary improvements to remedy these deficiencies. We have implemented certain remedial measures and are in the process of designing and implementing additional measures to remedy the material weakness. These include the following:

1.	Our inadequate staffing and supervision is being addressed by reduction of workload through process optimization and documentation.
2.	To mitigate the weaknesses in third party billing systems for the Ringingphone.com and Monstertones.com databases, we have arranged to receive notice when customers cancel through one of the third party billing services. This notification is forwarded to Technical Support to ensure that the account was properly cancelled. We are reactive to these matters as they occur, but due to lack of resources we are limited in our ability to be proactive.

We intend to continue to improve our internal controls; however, our small size and financial resources continue to prevent us from being able to employ sufficient resources to enable us to have adequate segregation of duties within our internal control system.  Management is required to apply its judgment in evaluating the cost-benefit.

This annual report is not required to include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting.

ITEM 16A.	AUDIT COMMITTEE FINANCIAL EXPERT

Our Board of Directors has determined that we have a least one audit committee financial expert serving on the audit committee. Mr. Donald Gibbs, a member of the audit committee, is an audit committee financial expert and “independent” as that term is defined in the NASDAQ Listing Rules.

Mr. Gibbs is a consultant and presently serves on the Board of AirIQ. From April 2007, to June 2008, Mr. Gibbs was the Chief Executive Officer of Tarquin Inc. Since July of 2004, Mr. Gibbs has been the Chairman and Chief Executive Officer of Process Photonics Inc. From June 2001 to April 2004, Mr. Gibbs was the President and Chief Executive Officer of Original Solutions Inc. He is also the principal of his own consulting company, Donald R Gibbs and Associates which provides financial and management assistance to start-up corporations. Since 1970, Mr. Gibbs has held senior financial and executive positions in Mitel Corporation, Cognos Inc., Gandalf Systems Corporation, Positron Fiber Systems Inc., Gorilla Capital Inc., VIPswitch Inc. and Original Solutions Inc. Mr. Gibbs received his Bachelor of Commerce degree from the University of Ottawa and holds a professional designation as a Certified Management Accountant.

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ITEM 16B.	CODE OF ETHICS

Our Board of Directors has adopted a code of conduct and ethics that applies to our directors, officers, employees and agents, including certain provisions that specifically apply to our Chief Executive Officer, Chief Financial Officer, Comptroller, Vice Presidents and any other persons who perform similar functions for us. Our code of business conduct and ethics is posted on our website at www.ZIM.biz. We hereby undertake to provide to any person without charge, a copy of our code of business conduct and ethics within ten working days after we receive such person’s written request.

ITEM 16C.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

During the most recent two fiscal year ends, we were billed for audit, audit-related, tax and other services provided by our former Independent Registered Public Accounting Firm, Raymond Chabot Grant Thornton LLP, as follows for fiscal 2011 and Ernst and Young in fiscal 2012:

	Year ended March 31, 2012	Year ended March 31, 2011
Audit fees	80,218	73,060
Audit-Related Fees	-	-
Tax fees	10,634	11,834
All Other Fees	-	-
Total	90,852	84,894

Audit Fees. Audit fees were for professional services rendered for the audits of ZIM’s consolidated financial statements and internal control over financial reporting and services that generally only the independent auditor can reasonably provide, such as comfort letters, consents and assistance and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees. Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of ZIM’s consolidated financial statements and are not reported under Audit Fees above.

Tax Fees. Tax fees were for tax compliance, tax advice and tax planning. These services included the preparation of the Canadian and subsidiaries’ income tax returns in the respective jurisdictions, assistance with questions regarding tax audits from the various taxation authorities in Canada and tax planning relating to common forms of domestic and international taxation (i.e. income tax, capital tax and excise tax).

All Other Fees. All other fees were for services provided other than the audit fees, audit-related fees and tax fees described above. No such fees have been billed to us in the last two fiscal years.

All audit and tax fees are estimated by the Independent Registered Public Accounting Firm and approved by the audit committee before they are performed. There were no significant differences between the approved estimates and final fees for fiscal years 2010, 2011 and 2012.

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The audit committee's policy is to pre-approve all audit and permissible non-audit services provided by the Independent Registered Public Accounting Firm. These services may include audit services, audit-related services, tax services and other services. The policy prohibits retention of the Independent Registered Public Accounting Firm to perform the prohibited non-audit functions defined in section 201 of the Sarbanes-Oxley Act of 2002 or the rules of the SEC, and also considers whether proposed services are compatible with the independence of the public auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Independent Registered Public Accounting Firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the Independent Registered Public Accounting Firm in accordance with this pre-approval and the fees for the services performed to date.

ITEM 16D.	EXEMPTIONS FROM THE LISTING STANDARDS FOR AUDIT COMMITTEES

Not Applicable.

ITEM 16E.	PURCHASES OF EQUITY SECURITIES BY THE ISSUER AND AFFILIATED PURCHASERS

None.

ITEM 16F.	CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On February 9, 2011, Raymond Chabot Grant Thornton LLP, Chartered Accountants, resigned at the Company's request as the Company's auditor effective immediately. The Company reports that there are no reportable events or disagreements during the Company’s two most recent fiscal years and subsequent interim periods between the Company and Raymond Chabot Grant Thornton LLP.

On February 10, 2011, ZIM’s Audit Committee and Board of Directors accepted the resignation of Raymond Chabot Grant Thornton LLP and appointed Ernst and Young LLP as ZIM’s registered public accounting firm and auditor in the place and stead of Raymond Chabot Grant Thornton LLP until the close of the next Annual General Meeting of the Company, at which the shareholders ratified and confirmed the appointment of Ernst and Young LLP as auditors.

ITEM 16G.	CORPORATE GOVERNANCE

Not applicable.

ITEM 16H.	MINE SAFETY DISCLOSURE

Not applicable.

48

PART THREE

ITEM 17.	FINANCIAL STATEMENTS

We have elected to provide financial statements pursuant to Item 18.

ITEM 18.	FINANCIAL STATEMENTS

REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of ZIM Corporation

We have audited the accompanying consolidated balance sheets of ZIM Corporation as of March 31, 2012 and March 31, 2011, the related consolidated statements of operations, shareholders' equity and cash flows for each of the years ended March 31, 2012 and March 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The consolidated financial statements as at March 31, 2010 and for the year ended March 31, 2010 were audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) by other auditors who expressed an opinion without reservation on those statements in their report dated June 24, 2010.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ZIM Corporation as of March 31, 2012 and March 31, 2011, and the consolidated results of its operations and its cash flows for the years ended March 31, 2012 and March 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst and Young LLP

---------------------------------------------

Ernst and Young LLP

Ottawa, Canada

July 19, 2012

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REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of ZIM Corporation

We have audited the accompanying consolidated balance sheets of ZIM Corporation and subsidiaries as of March 31, 2010 and 2009 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended March 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ZIM Corporation and subsidiaries as of March 31, 2010 and 2009 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/ Raymond Chabot Grant Thornton LLP

Raymond Chabot Grant Thornton LLP

Ottawa, Canada

July 19, 2010

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ZIM Corporation
Consolidated Statements of Operations
(Expressed in US dollars)

	Year ended March 31, 2012	Year ended March 31, 2011	Year ended March 31, 2010
	$	$	$
Revenue
Mobile	179,184	280,339	320,784
Software	473,448	394,366	162,964
Software Maintenance and Consulting	1,205,908	1,335,066	1,113,717
Total revenue	1,858,540	2,009,771	1,597,465

Operating expenses
Cost of revenue	158,380	261,437	178,462
Selling, general and administrative	1,054,197	1,114,610	1,047,627
Research and development	604,169	629,258	482,629
Amortization of intangible assets	10,885	4,251	-
Total operating expenses	1,827,631	2,009,556	1,708,718

Income (loss) from operations	30,909	215	(111,253)

Other income:
Gain on disposition of assets	-	-	43
Gain on settlement	-	-	171,400
Interest income , net	124,381	108,278	30,615
Total other income	124,381	108,278	202,058

Income before income taxes	155,290	108,493	90,805
Income tax benefit	295,759	258,304	213,962
Net income	451,049	366,797	304,767

Basic and diluted income per share	0.004	0.003	0.003

Weighted average number of shares outstanding	125,460,867	123,125,251	113,132,100

The accompanying notes are an integral part of these consolidated financial statements.

51

ZIM Corporation

Consolidated Statements of Sharesholders' Equity

(Expressed in US dollars)

	Number of common shares issued	Common shares	Additional paid- in-capital	Accumulated Deficit	Accumulated other comprehensive income	Total shareholders' equity
		$	$	$	$	$
Balance as at March 31, 2009	105,460,867	19,131,789	2,645,585	(21,235,095)	234,911	777,190

Shares issued on debt conversion	10,000,000	31,007				31,007

Stock options granted			81,177			81,177

Comprehensive income

Net income				304,767

Cumulative translation adjustment					232,407

Total comprehensive income						537,174

Balance as at March 31, 2010	115,460,867	19,162,796	2,726,762	(20,930,327)	467,317	1,426,548

Shares issued in lieu of compensation	10,000,000	100,000				100,000

Stock options granted			71,513			71,513

Comprehensive income

Net income				366,797

Cumulative translation adjustment					132,291

Total comprehensive income						499,088

Balance as at March 31, 2011	125,460,867	19,262,796	2,798,275	(20,563,530)	599,608	2,097,149

 The accompanying notes are an integral part of the consolidated financial statements.

52

ZIM Corporation

Consolidated Statements of Sharesholders' Equity (Continued)

(Expressed in US dollars)

	Number of common shares issued	Common shares	Additional paid- in-capital	Accumulated Deficit	Accumulated other comprehensive income	Total shareholders' equity
		$	$	$	$	$
Balance a at March 31, 2011	125,460,867	19,262,796	2,798,275	(20,563,530)	599,608	2,097,149

Shares issued in lieu of compensation

Stock options granted			27,296			27,296

Comprehensive income

Net income				451,049

Cumulative translation adjustment					(165,794)

Total comprehensive income						285,255

Balance as at March 31, 2011	125,460,867	19,262,796	2,825,571	(20,112,481)	433,814	2,409,700

The accompanying notes are an integral part of the consolidated financial statements.

53

ZIM Corporation
Consolidated Statements of Cash Flows
(Expressed in US dollars)

	Year ended March 31, 2012	Year ended March 31, 2011	Year ended March 31, 2010
	$	$	$
OPERATING ACTIVITIES
Net income	451,049	366,797	304,767
Items not involving cash:
Depreciation of property and equipment	14,986	37,943	51,038
Amortization of intangible asset	10,885	4,251	-
Gain on disposition of assets	-	-	(43)
Stock-based compensation	27,296	171,513	112,184
Changes in operating working capital:
Decrease (increase) in accounts receivable	(72,867)	106,015	(67,630)
Decrease (increase) in investment tax credits	13,376	(36,861)	(16,160)
Increase in other tax credits	12,383	(53,107)	-
Decrease (increase) in prepaid expenses	9,429	10,441	(359)
(Increase) in long term deposits	-	(9,722)	-
Increase (decrease) in accounts payable	(7,184)	4,116	9,526
Increase (decrease) in accrued liabilities	(35,947)	41,776	791
Increase (decrease) in deferred revenue	(70,371)	(73,554)	23,481
Cash flows provided by operating activities	353,461	569,608	417,595
INVESTING ACTIVITIES
Purchase of property and equipment	(9,977)	(10,978)	(6,117)
Proceeds on sale of assets	-	-	43
Purchase of intangible asset	-	(51,451)	-
Purchase of investment	(187,367)	(10,290)	(95,147)
Cash flows used in investing activities	(197,344)	(72,719)	(101,221)
FINANCING ACTIVITIES
Proceeds from loan from related party	-	-	-
Cash flows provided by financing activities	-	-	-
Effect of changes in exchange rates on cash	(164,936)	113,220	204,293
Increase in cash and cash equivalents	(8,819)	610,109	520,667
Cash and cash equivalents, beginning of year	1,770,990	1,160,881	640,214
Cash and cash equivalents, end of year	1,762,171	1,770,990	1,160,881

 The accompanying notes are an integral part of the consolidated financial statements.

54

ZIM Corporation Consolidated Balance Sheets
(Expressed in US dollars)

	March 31, 2012	March 31, 2011	March 31, 2010
	$	$	$
ASSETS
Current assets
Cash and cash equivalents	1,762,171	1,770,990	1,160,881
Accounts receivable, net	191,296	118,429	224,444
Investment tax credits receivable	259,720	273,096	236,235
Other tax credits	40,724	53,107	—
Prepaid expenses	25,198	34,627	45,068
	2,279,109	2,250,249	1,666,628

Long term deposits	9,722	9,722	—
Investments	300,557	113,190	95,147
Intangible assets	35,031	47,200	—
Property and equipment, net	33,871	38,880	65,844
	2,658,290	2,459,241	1,827,619
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	23,790	30,974	26,858
Accrued liabilities	53,386	89,333	47,557
Deferred revenue	171,414	241,785	315,339
	248,590	362,092	389,754
Deferred rent	—	—	11,317

Commitments and contingencies [note 19]

Shareholders' equity:
Preferred shares, no par value, non-cumulative dividend at a rate to be determined by the Board of Directors redeemable by the holder for CDN $1 per share. Unlimited authorized shares; issued and outstanding NIL shares at March 31, 2012 and 2011.	—	—	—
Common shares, no par value, Unlimited authorized shares; 125,460,867 shares issued and outstanding as at March 31, 2012 and 125,460,867 shares as at March 31, 2011.	19,262,796	19,262,796	19,162,796
Additional paid-in capital	2,825,571	2,798,275	2,726,762
Accumulated deficit	(20,112,481)	(20,563,530)	(20,930,327)
Accumulated other comprehensive income	433,814	599,608	467,317
	2,409,700	2,097,149	1,426,548
	2,658,290	2,459,241	1,827,619

 The accompanying notes are an integral part of the consolidated financial statements.

55

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

1 - NATURE OF OPERATIONS

COMPANY OVERVIEW

ZIM Corporation (“ZIM” or the “Company”) is a provider of software products and services for the database and mobile markets. ZIM products and services are used by enterprises in the design, development and management of business, database and mobile applications. ZIM also provides mobile content to the consumer market.

BUSINESS DEVELOPMENT

ZIM was formed under the laws of Canada on October 17, 2002 in order to purchase ZIM Technologies International Inc. (“ZIM Technologies”), which was formed in 1997 to acquire the software technology now called the ZIM Integrated Development Environment (the “ZIM IDE software”). On February 10, 2004, ZIM purchased UK-based short messaging service (“SMS”) firms EPL Communications Limited and E-Promotions Limited (together referred to as “EPL”). During the fiscal year ended March 31, 2006, EPL was dissolved and all operations were transferred to ZIM Corporation in Canada. ZIM is also the sole shareholder of ZIM Technologies do Brazil Ltda., a company incorporated in Brazil that distributes the ZIM IDE Software, and PCI Merge, Inc., a Florida based holding company with no operations. Until March 31, 2004, ZIM was the sole shareholder of ZIM Technologies, a Canadian federal corporation and the chief operating company of the ZIM group of companies. On April 1, 2004, ZIM Corporation and ZIM Technologies amalgamated into ZIM Corporation. On April 1, 2006, ZIM purchased a US-based mobile content company called Advanced Internet Inc. (“AIS”).

BUSINESS OF THE COMPANY

ZIM started operations as a developer and provider of database software known as ZIM IDE software. ZIM IDE software is used by companies in the design, development, and management of information databases and mission critical applications. The Company continues to provide this software and support services to its client base.

Beginning in 2002, the Company expanded its business to include opportunities associated with mobile products.  Prior to fiscal 2007, the Company focused on developing products and services for the wireless data network infrastructure known as SMS or text messaging. Although SMS will continue to provide a minimal amount of revenue within the mobile segment of ZIM’s operations, with the acquisition of AIS, the Company shifted its corporate focus to include offering mobile content directly to end users.

In fiscal 2008, ZIM added the ZIM TV service and in partnership with the International Table Tennis Federation (“ITTF”) provided development and hosting services for IPTV to ITTF end users. However, due to low sales volumes ZIM exited this market in fiscal 2009.

56

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

2 - SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP").

PRINCIPLES OF CONSOLIDATION

These consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. The results of operations for acquisitions are included in these consolidated financial statements from the date of acquisition. Inter-company transactions and balances are eliminated upon consolidation.

USE OF ESTIMATES

The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the period. Estimates have been made by management in several areas, including, but not limited to, the realizability of accounts receivable, the valuation allowance associated with deferred income tax assets, investment tax credits, expected useful life of property and equipment, the fair value calculation with respect to the stock options, and the accrued accounts receivable and accrued accounts payable related to our premium SMS business. Actual results may differ from those estimates.

COMPREHENSIVE INCOME

Comprehensive income includes net income and other comprehensive income ("OCI"). OCI refers to changes in net assets from transactions and other events and circumstances other than transactions with shareholders. These changes are recorded directly as a separate component of shareholders' equity and excluded from net income. The only other comprehensive income item for the Company relates to foreign currency translation adjustments relating to the translation of the financial statements from their functional currency into the reporting currency.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts receivable are recorded at the invoiced amount net of an allowance for doubtful accounts. The Company determines its allowance for doubtful accounts by considering a number of factors, including the age of the receivable, the financial stability of the customer, discussions that may have occurred with the customer and management's judgment as to the overall collectability of the receivable from that customer. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to selling, general and administration accounts in the period of recovery.

57

REVENUE RECOGNITION

The Company derives revenue from two sources: enterprise software, including maintenance and consulting services and mobile services and applications. Enterprise software involves providing enterprise software for designing, developing and manipulating database systems and applications. Mobile services involve providing SMS and other content applications and services. The Company presents revenues net of sales tax and other related taxes.

ENTERPRISE SOFTWARE REVENUE RECOGNITION

ZIM records revenues from the perpetual license of the Company's software products and the sale of related maintenance and consulting. The Company's standard license agreement provides a license to use the Company's products based on the number of licensed users. The Company may license its software in multiple element arrangements if the customer purchases maintenance in conjunction with the software.

The Company recognizes revenue pursuant to the requirements of the ASC 985-605 "Software Revenue Recognition". Revenue is recognized using the residual method when Vendor-specific objective evidence of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more delivered elements. The Company allocates revenue to each undelivered element based on its respective fair value determined by the price charged when that element is sold separately. The Company defers revenue for the undelivered elements and recognizes the residual amount of the arrangement fee, if any. The separate elements of the arrangements are considered to be separate units of accounting.

Under ASC 958-605, revenue is recognized when the following four criteria have been met:

•	persuasive evidence of an arrangement exists;
•	delivery has occurred;
•	the fee is fixed and determinable; and
•	collectability is probable.

The Company records revenue as earned as evidenced by contracts or invoices for its services at prices established by contract, price list and/or fee schedule less applicable discounts. If at the outset of an arrangement the Company determines that the arrangement fee is not fixed or determinable, revenue is deferred until the arrangement fee becomes due. If at the outset of an arrangement the Company determines that the collectability is not probable, revenue is deferred until payment is received.

Collectability is assessed based on the collection history of the client, current economic trends, customer concentrations and customer credit worthiness. Delivery of the software has occurred once the customer has accepted the product or has been provided with permanent keys to the file transfer protocol ("FTP") site. If an arrangement allows for customer acceptance of the software or services, the Company defers revenue recognition until the earlier of customer acceptance or when the acceptance right lapses.

58

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

MAINTENANCE AND CONSULTING REVENUE RECOGNITION

Maintenance revenues are recognized equally over the term of the maintenance contract. The liability relating to the received but unearned portion of maintenance revenues is recognized as deferred revenues.

Consulting revenue, which represents services provided on a per diem basis to customers, is recognized as the services are performed as there are no customer acceptance provisions involved in these types of arrangements.

In general, credit terms of 30 days are extended to customers with a small number of customers receiving extended payment terms based on the long standing relationship with ZIM.

MOBILE REVENUE RECOGNITION

Revenues from the Company’s mobile segment are derived principally from providing aggregation services and from their mobile content portals.

Aggregation services. Aggregation services occur when ZIM sends messages from its customers through mobile operators to end users on their cell phones. In this situation, the Company contracts with its customers that cannot connect directly to the mobile operators and with the third party mobile operators or other aggregators directly for the transmission of the messages. Net revenues are recognized in the month in which the service is performed, provided no significant ZIM obligations remain. ZIM relies on a number of mobile network operators and other aggregators globally to deliver its services. Generally, (i) within 15 to 45 days after the end of each month, ZIM receives a statement from each of the operators or aggregators confirming the amount of charges billed to that operator's mobile phone users and (ii) within 30 to 90 days after delivering a monthly statement, each operator or aggregator remits the fees for the month to ZIM. ZIM arranges to pay the mobile content provider a set amount per message under a revenue sharing arrangement. ZIM nets this revenue share fee against the revenue it receives from the mobile operators in accordance with ASC 605.

Revenues are recorded on a net basis as the mobile content provider is the primary obligor in the transaction as they manage and market the content, which ZIM then distributes. ZIM’s role within the transaction is limited to providing transportation and a billing mechanism for the mobile content provider.

Mobile content portals. On April 1, 2006 ZIM acquired two internet portals offering mobile content. Consumers are able to download ring tones and wallpapers directly from the internet sites to their mobile phones. The majority of consumers choose to pay for the content with their credit card with the balance of consumers paying through the use of a premium message. If they use a premium message to pay for their content, the charge is paid on their cell phone bill.

Revenues from all sales are recorded on a gross basis as ZIM manages and markets the content ZIM distributes. Revenue on mobile content is recognized at the point of sale, when the customer purchases content from the websites.

59

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

RESEARCH AND DEVELOPMENT EXPENSES

Costs related to research, design and development of products and applications are charged to research and development expense as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established, which generally occurs upon completion of a working model, and ending when a product is available for general release to customers. All subsequent costs are expensed as incurred. To date, completing a working model of the Company's products and the general release of the products has substantially coincided. The Company has not capitalized any software development costs since such costs have not been significant.

ADVERTISING

Advertising costs are expensed as incurred. Advertising costs amounted to $NIL for the year ended March 31, 2012 ($NIL for the year ended March 31, 2010, $NIL for the year ended March 31, 2009).

TRANSLATION OF FOREIGN CURRENCIES

The Company's reporting currency is the US dollar and the functional currency is the Canadian dollar for ZIM Corporation, US Dollar for AIS and Brazilian Reals for ZIM do Brazil .

The accounts of the Company's subsidiaries that are recorded in the Company's functional currency, the Canadian dollar, remeasure their foreign currency transactions as follows: gains or losses from foreign currency transactions such as those resulting from the settlement of receivables or payables denominated in foreign currency, are remeasured at the weighted average exchange rates for the period and are included in the statement of operations of the current period. For the years ended March 31, 2012, 2011, and 2010, the Company recognized a foreign exchange loss of $4,064 a foreign exchange loss of $1,914, and a foreign exchange loss of $27,167, respectively, in the accompanying consolidated statements of operations in the selling, general and administration line.

The translation of the Company's financial statements from the functional currency to its reporting currency is performed as follows: all assets and liabilities are translated into US dollars at the rate of exchange in effect at the balance sheet date. Equity transactions are translated at the exchange rate in effect at the date of the transaction. Revenues, expenses and cash flow amounts are translated at the weighted average exchange rates for the period. The resulting translation adjustments are included in other comprehensive income in shareholders' equity. The translation adjustments did not result in a tax impact.

 INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. When necessary, a valuation allowance is recorded to reduce the tax assets to an amount for which realization is more likely than not. The effect of changes in tax rates is recognized in the period in which the rate change occurs.

60

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

The Company qualifies for scientific research and development expenditures. Refundable investment tax credits are recorded as a reduction of income tax expense when it is more likely than not that the credits will be realized. Other non-refundable investment tax credits not utilized in the current year can be used to offset income taxes in future years.

EARNINGS PER SHARE

Basic earnings per share are computed by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share are calculated giving effect to the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted to such shares at the later of the beginning of the period or the issuance date. This method is used to determine the dilutive effect of common shares. The treasury stock method is used to determine the dilutive effect of warrants and stock options. The treasury stock method assumes that proceeds received from the exercise of in-the-money share purchase warrants and stock options are used to repurchase common shares at the average market price during the period.

STOCK OPTIONS AND GRANTS

ZIM utilizes the provisions of ASC 718 and ASC 505 to account for stock-based awards granted to employees and consultants, respectively. ASC 718 requires measurement of compensation cost for all stock-based awards at fair value on the date of grant and recognition of compensation expense over the service period for awards expected to vest. Under ASC 505, stock-based awards granted to consultants are measured at fair value and compensation expense is recognized on the date at which the consultant's performance is complete which, for the Company, is on the date of grant.

The fair value of stock options is determined using the Black Scholes-Merton option pricing model. The expected dividend yield is based on historical dividend payouts, the expected volatility is based on historical volatilities of company stock for a period approximating the expected life; the risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option; and the expected life represents the period of time the options are expected to be outstanding and is based on historical trends. The weighted average assumptions used in the computations are as follows:

	Year ended March 31, 2012	Year ended March 31, 2011	Year ended March 31, 2010

Risk-free interest rates	0.31%	1.00%	0.93%
Expected volatility	78%	120%	207%
Dividend yield	-	-	-
Expected life of options (years)	3.0	2.5	2.0

61

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the underlying assets using the following methods and rates:

Computer equipment	40%	Declining balance
Software	40%	Declining balance
Office furniture and equipment	40%	Declining balance
Voice communications equipment	20%	Declining balance
Leasehold improvements	5 years	Straight line over the lesser of 5 years or the term of the underlying lease

LEASES

Leases are classified as either capital or operating in nature. Capital leases are those that substantially transfer the benefits and risks of ownership to the Company. Assets acquired under capital leases are amortized at the same rates as those described for property and equipment. Obligations recorded under capital leases are reduced by the principal portion of lease payments. The imputed interest portion of lease payments is charged to expense. Operating leases are expensed as incurred.

IMPAIRMENT OF PROPERTY AND EQUIPMENT

Property and equipment is tested for impairment when evidence of a decline in value exists, and adjustments to estimated fair value are made if the asset is impaired. ASC 360-10-35 “Accounting for the Impairment or Disposal of Long-Lived Assets” requires that, whenever events and circumstances indicate that the Company may not be able to recover the net book value of its productive assets, that the assets are deemed impaired and are to be written down to their estimated fair value through a charge to earnings. The guidance states that fair values may be estimated using discounted cash flow analysis or quoted market prices, together with other available information. Under the provisions of ASC 360-10-35, the Company reviewed its property and equipment assets for impairment to determine if there were events or changes in circumstances that would indicate that the carrying amount of the assets may not be recoverable through future cash flows. It was determined that no impairment was evident.

INTANGIBLE ASSETS

Intangible assets that are determined to have finite lives are amortized on the straight-line method over their estimated useful lives, which is 60 months.

62

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

Intangible assets are tested for impairment when evidence of a decline in value exists, and adjustments to estimated fair value are made if the asset is impaired. ASC 360-10-35 “Accounting for the Impairment or Disposal of Long-Lived Assets” requires that, whenever events and circumstances indicate that the Company may not be able to recover the net book value of its productive assets, that the assets are deemed impaired and are to be written down to their estimated fair value through a charge to earnings. The guidance states that fair values may be estimated using discounted cash flow analysis or quoted market prices, together with other available information. Under the provisions of ASC 360-10-35, the Company reviewed its intangible assets for impairment to determine if there were events or changes in circumstances that would indicate that the carrying amount of the assets may not be recoverable through future cash flows. It was determined that no impairment was evident.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

ASU 2010-13:

In April, 2010, the FASB issued Accounting Standards Update 2010-13 (ASU 2010-13), "Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades".  This update addresses whether an employee stock option should be classified as a liability or as an equity instrument if the exercise price is denominated in the currency in which a substantial portion of the entity’s equity securities trade. That currency may differ from the entity’s functional currency and from the payroll currency of the employee receiving the option.  The guidance requires equity treatment for share-based payment awards that have an exercise price denominated in the currency of the market in which a substantial portion of the company’s equity shares trade, assuming all other criteria for equity classification are met. The final consensus is consistent with the guidance in the proposed ASU on this Issue, except that it clarifies that an entity cannot choose to account for such awards as a liability if the award otherwise qualifies for equity classification.  The amended guidance is effective for fiscal years, and for interim periods within those fiscal years, beginning on or after December 15, 2010. In the period of adoption, entities must record a cumulative effect adjustment to the opening balance of retained earnings for that year, presented separately for all outstanding awards as of the beginning of the fiscal year in which the new guidance is initially applied.  Early adoption is permitted. If an entity elects early application and the period of adoption is not the first reporting period in the entity’s fiscal year, the amended guidance must be applied through retrospective application from the beginning of the entity’s fiscal year.  Management is currently assessing the impact of that adoption of this authoritative guidance will have, if any, on the Company's consolidated financial statements.

From time to time, new accounting pronouncements are issued by the FASB or other standards setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company’s management believes that the impact of recently issued standards that are not yet effective will not have any significant impact on the consolidated financial statements upon adoption.

3 - ACCOUNTING FOR UNCERTAIN TAX POSITIONS

The Company recognizes any interest accrued related to unrecognized tax benefits in interest and penalties in income tax benefit in the Consolidated Statement of Operations.

63

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

At March 31, 2012, the Company had $80,898 in unrecognized tax benefits, related to estimated Investment Tax Credits for research and development in Canada, which would favorably impact the Company’s effective tax rate if subsequently recognized. The unrecognized tax benefits as at March 31, 2011, that were subsequently realized in fiscal 2012, were $88,075. The unrecognized tax benefits as at March 31, 2010, that were subsequently realized in fiscal 2011, were $70,504.

The following table indicates the changes to the Company’s unrecognized tax benefits for the year ended March 31, 2012.

Unrecognized Tax Benefit
Balance at April 1, 2011	88,075
Foreign exchange effects	(3,694)
Settlement with taxing authorities in 2012	(84,381)
Addition based on tax position in 2012	80,898
Balance at March 31, 2012	80,898

4 – GAIN ON SETTLEMENT

In the first quarter of fiscal 2010, the Company negotiated an out of court settlement of an unrecognized claim. The full amount of the settlement was $214,961, subject to certain terms. Due to the inherent uncertainty of this contingent gain, it will be recorded at the time funds are received. As of March 31, 2010, $171,400 has been received and the company determined that it will not receive the remainder of the settlement.

5 – INVESTMENTS

On October 21, 2009 ZIM Corporation made a $95,147 investment in Seregon Solutions Inc..

The investment consisted of the purchase of 61,480 common shares and 69,677 warrants. Depending on the fiscal 2010 results of Seregon each warrant was convertible, at no cost to ZIM, to a portion of a common share or would have expired with no action. The warrants converted during fiscal 2011 and ZIM gained an additional 69,677 common shares to a total of 131,157. With the additional shares provided to ZIM, ZIM will not gain significant influence, nor control, over Seregon.

There have been no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investment in Seregon. There was a $4,943 net gain due to foreign exchange.

On May 31, 2010 ZIM Corporation made a $10,290 investment in LW CPI through Investpro Securities.

The LW CPI program, through the listing of a series of capital pool companies on the TSX (Toronto Stock Exchange) is aiming to become the leading capital pool route to public capital market funding for burgeoning technology firms. There was a $281 net loss due to foreign exchange.

64

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

On June 29th, 2011 ZIM Corporation made an equity investment in Connecting People For Health Co-operative Ltd.

Connecting People for Health Co-operative Ltd. (CP4H) is owned by a large and varied base of co-operatives and Credit Unions that span Atlantic Canada. CP4H has created HealthConnex as a healthcare service for its members. CP4H has been promoting and working toward a more user-driven health care system since it was founded in 2006 by the co-op and credit union sector.

HealthConnex is a health portal providing tools for patients to drive positive change in the health care system, from the patient up. The HealthConnex internet portal provides convenient services and a pay engine that allow patients to connect with their health care team in new and innovative ways. In addition, HealthConnex purchased Benneworth Advanced Systems and the Medical Office Manager product (MOM) which was developed using ZIM's core database technology and language.

ZIM's investment in CP4H is strategic in nature as it provides the company with indirect access to the 1800 medical professionals using MOM and future product opportunities.

The equity interest in CP4H by ZIM is less than 10% and ZIM has no significant influence, as defined in ASC 323-10-15-6, over the corporate decisions of CP4H at this time. Based on these facts and the guidance provided by ASC 325-20 the investment has been accounted for using the cost method.

There have been no identified events or changes in circumstances that may have a significant adverse effect on the fair value of the investment in CP4H.

On June 29, 2011 ZIM Corporation made a $187,367 investment in Connecting People For Health Cooperative Limited. The investment consisted of the purchase of 200 common shares. There was a $3,091 net gain due to foreign exchange.

6 – INTANGIBLE ASSETS

On October 27th, 2010 ZIM purchased all of the technology assets of Torch Technologies for the sum of $50,000 Canadian dollars ($51,451 United States dollars).

The Company has recorded the acquired technology assets as intangible assets on the consolidated balance sheet. This asset is being amortized over 60 months on a straight line basis. Amortization expense for fiscal 2012 was $10,885 and the net book value as at March 31, 2012, was $35,031. Amortization expense for fiscal 2011 was $4,251 and the net book value as at March 31, 2011, was $47,200. There was a $1,284 net loss due to foreign exchange.

65

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

7 - ACCOUNTS RECEIVABLE

	March 31, 2012	March 31, 2011	March 31, 2010
	$	$	$
Trade accounts receivable	185,001	114,299	196,446
Unbilled trade accounts receivable	4,242	2,392	37,754
Allowance for doubtful accounts	-	(561)	(10,654)
Other	2,053	2,299	898
	191,296	118,429	224,444

8 - PROPERTY AND EQUIPMENT

March 31, 2012	Cost	Accumulated depreciation	Net book value
	$	$	$

Computer equipment	1,025,297	1,012,772	12,524
Software	105,123	94,382	10,740
Office furniture and equipment	230,222	221,760	8,462
Voice communications equipment	25,167	23,023	2,144
Leasehold improvements	151,092	151,092	-
	1,536,900	1,503,029	33,871

March 31, 2011	Cost	Accumulated depreciation	Net book value
	$	$	$

Computer equipment	1,024,046	1,004,538	19,508
Software	93,262	90,917	2,345
Office furniture and equipment	230,222	215,914	14,308
Voice communications equipment	25,167	22,448	2,719
Leasehold improvements	151,092	151,092	-
	1,523,789	1,484,909	38,880

Depreciation expense for the year ended March 31, 2012 was $14,986 ($37,943 for the year ended March 31, 2011, and $51,038 for the year ended March 31, 2010). These expenses are included in the cost of sales account and the selling, general, and administration account.

9 – LINE OF CREDIT

During fiscal 2012, a working capital line of credit was available at approximately $55,045 (equivalent to $50,000 Canadian, the Company’s functional currency) from the Company’s major financial institution. This credit facility is secured by the Company’s assets. In addition, $500,450 (equivalent to $500,000 Canadian, the Company’s functional currency) was available from the Company’s CEO and principal shareholder as an unsecured revolving facility. Amounts drawn on either of these credit facilities bear interest at the prime rate, as published by the Royal Bank of Canada, plus 1.75%.

66

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

In order to maintain the working capital line of credit the Company must maintain a Tangible Net Worth of greater than $150,000 Canadian dollars (equivalent to $154,353 US dollars) and a ratio of current assets to current liabilities greater than 1.10:1. During fiscal years 2010, 2011 and 2012 the Company has not been in violation of these covenants.

As at March 31, 2010, March 31, 2011 and March 31, 2012 nothing was drawn down on these lines of credit. The lines of credit do not have defined expiration or renewal dates.

10 - ACCRUED LIABILITIES

	March 31, 2012	March 31, 2011	March 31, 2010
	$	$	$

Employee related accruals	30,838	63,391	39,552
Withholding tax accrual	1,554	2,852	1,317
Trade	20,994	23,090	6,688
	53,386	89,333	47,557

11 – COMMON SHARE ISSUE

The Company did not issue any common shares during the years ended March 31, 2012, March 31, 2011 or March 31, 2010 pursuant to the exercise of stock options by employees.

On June 24, 2009, the Company issued 10,000,000 unrestricted common shares to executive officers and consultants in lieu of compensation for services provided. 5,000,000 shares were issued to Dr. Michael Cowpland and 5,000,000 shares were issued to a holding company controlled by Mr. James Stechyson on approval of the other members of the Board of Directors. The share value at the time of the issue was $0.0031 and a compensation expense of $31,007 was recognized.

On June 24, 2010, the Company issued 10,000,000 unrestricted common shares to executive officers and consultants in lieu of compensation for services provided. 5,000,000 shares were issued to Dr. Michael Cowpland and 5,000,000 shares were issued to a holding company controlled by Mr. James Stechyson on approval of the other members of the Board of Directors. The share value at the time of the issue was $0.01 and compensation expense of $100,000 was recognized.

On November 12, 2009, the Board of Directors approved a share repurchase plan. Shares may be repurchased by the company to a maximum of $200 per day and $12,000 per quarter. The repurchase program has no expiration date. As of March 31, 2012 no shares have been repurchased as part of this program.

67

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

12 - RELATED PARTY TRANSACTIONS

Except for the 5,000,000 shares of common stock, valued at $15,504, issued on June 24, 2009 (See Note 11), no remuneration has been recorded in these financial statements for the services of the Chief Executive Officer (CEO) for the fiscal year 2010.

Except for the 5,000,000 shares of common stock, valued at $50,000 issued on June 24, 2010 (See Note 11) and for stock options issued through the year with a fair market value of $7,931 no remuneration has been recorded in these financial statements for the services of the Chief Executive Officer (CEO) for the fiscal year 2011. The CEO is also a director and the controlling shareholder.

13 - STOCK OPTIONS

During the year ended March 31, 2012, March 31, 2011 and March 31, 2010, the Company issued options to employees and non-employees, and as a result, additional paid in capital has been increased by $27,296, $71,513 and $81,177 respectively.

The increase in additional paid in capital is the value associated with the vesting of options, which is recorded as compensation expense in the statement of operations.

Under ZIM’s Employee Stock Option Plan, the Company may grant options to its officers, directors and employees for up to 27,200,000 common shares. As at March 31, 2012, 20,027,985 (March 31, 2011, 20,205,382 and March 31, 2010, 19,891,445) options were outstanding under the Employee Stock Option Plan. In addition, 6,010,000 (March 31, 20011, 6,010,000 and March 31, 2010, 6,010,000) options were issued outside of ZIM’s Employee Stock Option Plan and are outstanding. Stock options are granted with an exercise price equal to the common share’s fair market value at the date of grant. Options are granted periodically and both the maximum term of an option and the vesting period are set at the Board's discretion. All options granted in fiscal year 2012 vested on the day of the grant and have a three year term. The expected life of the grants due to forfeitures and exercise of options is estimated based on recent history and is 3.0 years.

The company recognized the following expense relating to stock options and grants:

	Year ended March 31, 2012	Year ended March 31, 2011	Year ended March 31, 2010
	$	$	$
Options compensation expense for employees	3,339	26,428	72,302
Options compensation expense for consultants	23,957	45,085	8,875
Stock grant compensation expense for executive officers	-	100,000	31,007
Total expense	27,296	171,513	112,184

68

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

All options granted vested on the day of the grant resulting in the Company not having any non-vested awards as of March 31, 2012, March 31, 2011 or March 31, 2010.

A summary of the status of the stock options is as follows:

	March 31, 2012		March 31, 2011		March 31, 2010
	Number of options outstanding	Weighted average exercise price	Number of options outstanding	Weighted average exercise price	Number of options outstanding	Weighted average exercise price
		$		$		$
Options outstanding, beginning of year	26,215,382	0.009	25,901,445	0.015	27,393,073	0.034
Granted	5,373,595	0.009	10,311,528	0.012	10,891,822	0.009
Exercised	-		-	-	-	-
Expired	(5,550,992)	0.006	(9,997,591)	0.027	(12,383,450)	0.052
Options outstanding, end of year	26,037,985	0.010	26,215,382	0.009	25,901,445	0.015

The following table represents a summary of the options outstanding as at March 31, 2012:

	Options outstanding and exercisable
Range of exercise prices	Number outstanding at March 31, 2012	Weighted average remaining contractual life	Weighted average exercise price
$		Years	$
0.002-0.004	2,910,843	0.25	0.0024
0.004-0.008	-	-	-
0.008-0.012	20,083,793	1.48	0.0100
0.012-0.016	-	-	-
0.016-0.020	3,043,349	1.17	0.0181
	26,037,985	1.30	0.0101

The weighted average grant-date fair value of options granted in fiscal 2012, 2011, and 2010 were $0.0050, $0.0120, and $0.0088 respectively.

As at March 31, 2012 there were 3,320,844 options in the money with a total intrinsic value of $20,560.

69

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

EMPLOYEE AND NON-EMPLOYEE OPTIONS

During the year ended March 31, 2012, 725,000 options were granted to employees. In the year ended March 31, 2011, 2,339,183 options were granted to employees. In fiscal 2010, 9,259,319 options were granted to employees.

During the year ended March 31, 2012, 4,648,595 options were granted to non-employees. In the year ended March 31, 2011, 7,972,345 options were granted to non-employees. In fiscal 2010, 1,632,503 options were granted to non-employees.

No options have been granted with exercise prices below the market price on the respective grant dates during the year ended March 31, 2012, March 31, 2011 or March 31, 2010.

14 - INTEREST

	Year ended March 31, 2012	Year ended March 31, 2011	Year ended March 31, 2010
	$	$	$

Interest income	132,720	112,496	40,871
Interest expense	(7,829)	(4,218)	(10,256)
Total	124,891	108,278	30,615

15 - INCOME TAXES

ASC 740 requires that the Company recognize in its financial statements the impact of a tax position if that position is more likely than not of not being sustained on an audit, based on the technical merits of the position.

The Company and its subsidiaries file income tax returns in Canadian, Brazil and U.S. federal jurisdictions, and various provincial jurisdictions. The Company’s federal income tax returns are generally subject to examination for a period of three years after filing of the respective return in the U.S., four years in Canada and five years in Brazil.

Income tax expense varies from the amount that would be computed by applying the basic federal and provincial income tax rates to loss before taxes, as follows:

70

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

	Year ended March 31, 2012	Year ended March 31, 2011	Year ended March 31, 2010
	$	$	$
Tax Rate, comprised of a federal rate of 11.00% and a provincial rate of 4.50% (2011, a federal rate of 11.00% and provincial rate of 4.87% - 2010, a federal rate of 11.00% and provincial rate of 5.5%)	15.50%	15.87%	16.50%

Expected Canadian Income Tax (Recovery)	24,070	17,222	14,983
Change in valuation allowance	(137,219)	(91,831)	(196,532)
Losses expired during the year	—	—	113,410
Permanent differences	4,409	27,744	25,860
Effect of changes in rates	—	(67)	96,375
Difference between Canadian and foreign tax rates	22,994	29,982	(9,465)
Adjustments to deferred tax assets	137,219	91,898	(58,475)
Refundable tax credits	(345,249)	(327,760)	(200,118)
Other	(1,983)	(5,492)	—
	(295,759)	(258,304)	(213,962)

The change in valuation allowance for originating temporary differences and losses available for carry forward, is calculated using an expected deferred tax rate of 15.50%, based on the application of the Small Business Deduction. The rate at which such amounts may be realized as disclosed as part of a deferred tax asset and related valuation allowance takes into account the enacted tax rate decreases over the expected period of realization.

Income tax recoveries of $295,759, $258,304, and $213,962 for the years ended March 31, 2012, March 31, 2011 and March 31, 2010, respectively, relate to refundable income tax credits for research and development in Canada, net of the tax expense on account of income in Brazil. The investment tax credits are subject to review and approval by taxation authorities and it is possible that the amounts granted will be different from the amounts recorded by the Company.

Deferred income taxes reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The tax effects of temporary differences that gave rise to significant portions of the deferred tax asset and deferred tax liability are as follows:

71

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

	March 31, 2012	March 31, 2011	March 31, 2010
	$	$	$
Temporary differences
Losses available for carry forward	570,416	649,631	720,932
Property and equipment - differences in net book value and unamortized capital cost	153,800	145,876	143,234
Intangible assets - differences in net book value and tax basis	275,902	288,571	269,077
Unused scientific research and experimental development amounts deductible and investment tax credits available for carry forward	1,085,670	1,139,930	1,086,422
Gross deferred tax asset	2,085,788	2,223,007	2,219,665
Valuation allowance	(2,085,788)	(2,223,007)	(2,219,665)
Net deferred tax asset	—	—	—

The Company has federal and provincial non-capital losses available to reduce taxable income in Canada, which expire in the following years:

Federal & Provincial
$

2014	189,377
2015	1,641,020
2026	1,005,795
2027 and thereafter	653,395
3,489,587

As at March 31, 2012, the Company had accumulated unclaimed non-capital losses available of approximately $3,489,587 ($3,861,735 in 2011), ($3,326,074 in 2010). This amount can be carried forward indefinitely to reduce income taxes payable in future years.

The Company has federal scientific research and experimental development credits available to reduce income taxes in Canada, which expire in the following years:

2018	1,367
2019	7,368
2021	18,094
2022	354,540
2023	2,276
2034	2,851
Thereafter	8,304
394,800

72

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

16 - EARNINGS (LOSS) PER SHARE

For the purposes of the earnings (loss) per share computation, the weighted average number of common shares outstanding has been used. Had the treasury stock method been applied to the unexercised share options, the effect on the earnings per share for the year ended March 31, 2012, would be negligible.

The following securities are considered "in the money" and could potentially dilute the basic earnings per share in the future but have not been included in diluted earnings per share because their effect was negligible:

	March 31, 2012	March 31, 2011	March 31, 2010

Stock options	2,910,843	8,112,875	8,529,438

Total options outstanding at March 31, 2012, 2011 and 2010 were 26,037,985, 26,215,382, and 25,901,445 respectively.

17 - FINANCIAL RISKS

FOREIGN EXCHANGE RISK

The Company operates internationally, giving rise to significant exposure to market risks from fluctuations and the degree of volatility of foreign exchange rates. The Company is exposed to exchange risk due to the following financial instruments denominated in foreign currencies.

Cash and cash equivalents of $1,762,171 are comprised of $244,195 in cash and $1,517,976 in cash equivalents. The cash equivalents of $1,517,976 at March 31, 2012 (1,333,131 at March 31, 2011) are comprised of:

Held in Canada:

TD Waterhouse at 1.25% - $100,993 ($100,901 CDN) – Payable on demand.

Held in Brazil:

Bank Deposit Certificate (CDB) at 8% per annum plus inflation - $1,416,983 (R$2,580,555) – Payable on demand. Of these deposits R$180,000 are secured by Government Deposit Insurance.

73

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

Cash and cash equivalents includes the following amounts in their source currency:

	March 31, 2012	March 31, 2011

Canadian dollars	145,454	122,614
US dollars	44,127	59,464
Brazilian reals	2,819,710	2,548,542
British pounds	10,567	6,319
Euros	5,076	7,878

Accounts receivable include the following amounts receivable in their source currency:

	March 31, 2012	March 31, 2011

Canadian dollars	27,074	16,083
US dollars	102,726	81,397
Brazilian reals	94,057	4,089
British pounds	438	774
Euros	6,432	11,797

Accounts payable include the following amounts payable in their source currency:

	March 31, 2012	March 31, 2011

Canadian dollars	19,629	13,423
US dollars	3,541	10,003
Brazilian reals	805	10,855
British pounds	100	309

Accrued liabilities include the following accruals in their source currency:

	March 31, 2012	March 31, 2011

Canadian dollars	26,457	76,727
US dollars	11,709	9,938
Brazilian reals	27,675	719

The Company does not use derivative financial instruments to reduce its foreign exchange risk exposure.

74

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

CREDIT RISK

The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments. Credit exposure is minimized by dealing with only creditworthy counterparties in accordance with established credit approval policies.

Concentration of credit risk in accounts receivable is indicated below by the percentage of the total balance receivable from customers in the specified geographic area:

	March 31, 2012	March 31, 2011

Canada	14%	7%
North America, excluding Canada	54%	30%
South America	27%	56%
Great Britain	0%	0%
Europe, excluding Great Britain	5%	7%
	100%	100%

FAIR VALUE

The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to the relatively short periods to maturity of the instruments.

18 – COMMITMENTS AND CONTINGENCIES

OPERATING LEASE COMMITMENTS

The Company has the following financial commitments related to minimum rent expenses for facilities:

$
2013	55,407
2014	55,407
2015	55,407
2016	32,321
Total	198,542

For the year ended March 31, 2012, facilities expense was $132,927 ($123,546 for the year ended March 31, 2011 and $110,970 for the year ended March 31, 2010). The lease was renewed for 5 years on November 1, 2010.

OTHER

The Company is committed to pay an arm's length third party $75,000 upon the listing of ZIM Corporation’s common shares on a national securities exchange.

75

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

19 - SUPPLEMENTAL CASH FLOW DISCLOSURE

	Year ended March 31, 2012	Year ended March 31, 2011	Year ended March 31, 2010
	$	$	$
Interest paid	(7,829)	(4,218)	(10,256)
Income taxes paid	(49,693)	(96,539)	(26,514)
Income taxes received	357,477	270,886	260,433

20- SEGMENT REPORTING

The Company operates in two reportable segments based on product differentiation: mobile and enterprise software. Mobile applications involve providing SMS and other content applications and services for mobile devices. Enterprise software involves providing enterprise software for designing, developing and manipulating database systems and applications.

The Company considers all revenues and expenses to be of an operating nature and accordingly, allocates them to the segments. Costs specific to a segment are charged directly to the segment. Company operating expenses are allocated to either of the segments based on gross revenues. Significant assets of the Company include working capital, an investment and property and equipment. The accounting policies of the reportable segments are the same as those described in the summary of the significant accounting policies.

The following table sets forth external revenues, cost of revenues (including depreciation expense), operating expenses (including depreciation expense) and other amounts attributable to these product lines:

Year ended March 31, 2012	Mobile	Software	Total
	$	$	$
Revenue	179,184	1,679,356	1,858,540
Cost of revenue	45,214	113,166	158,380
Gross margin	133,970	1,566,190	1,700,160

Allocation of operating expenses	131,534	1,537,717	1,669,251
Allocation of interest income, net	(9,841)	(115,050)	(124,891)
Income tax benefit	(23,305)	(272,454)	(295,759)
	98,388	1,150,723	1,249,111

Net income	35,582	415,467	451,049

76

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

Year ended March 31, 2011	Mobile	Software	Total
	$	$	$
Revenue	280,339	1,729,432	2,009,771
Cost of revenue	71,902	189,535	261,437
Gross margin	208,437	1,539,897	1,748,334

Allocation of operating expenses	208,411	1,539,708	1,748,119
Allocation of interest income, net	(12,909)	(95,369)	(108,278)
Income tax benefit	(30,795)	(227,509)	(258,304)
	164,707	1,216,830	1,381,537

Net income	43,730	323,067	366,797

Year ended March 31, 2010	Mobile	Software	Total
	$	$	$
Revenue	320,784	1,276,681	1,597,465
Cost of revenue	80,010	98,452	178,462
Gross margin	240,774	1,178,229	1,419,003

Allocation of operating expenses	259,651	1,270,605	1,530,256
Gain on disposition of assets Other income	(43) (171,400)	- -	(43) (171,400)
Allocation of interest income, net	(5,195)	(25,420)	(30,615)
Income tax benefit	(36,305)	(177,657)	(213,962)
	46,708	1,067,528	1,114,236

Net income	194,066	110,701	304,767

No customers generated over 10% of revenue for the years ended March 31, 2012 or 2011 or 2010.

77

ZIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(EXPRESSED IN US DOLLARS)

The following table sets forth total assets used by each segment:

TOTAL ASSETS	March 31, 2012	March 31, 2011	March 31, 2010
	$	$	$
Mobile	256,289	343,035	367,001
Software	2,402,001	2,116,206	1,460,618
Total assets	2,658,290	2,459,241	1,827,619

The following tables set forth external revenues and long-lived assets attributable to geographic areas. External revenues are based on the location of the customer:

	March 31, 2012	March 31, 2011	March 31, 2010
	$	$	$
Long-lived assets
Canada	31,237	34,940	60,907
Brazil	2,634	3,940	4,937
Total long-lived assets	33,871	38,880	65,844

Total Revenue	Year ended March 31, 2012	Year ended March 31, 2011	Year ended March 31, 2010
	$	$

United States	203,625	390,064	360,795
United Kingdom	44,436	7,914	45,663
Europe	67,077	58,583	41,944
Brazil	1,074,938	1,320,805	917,036
Canada	373,631	169,168	209,578
Other	94,834	73,237	22,449
Total revenue	1,858,540	2,009,771	1,597,465

Management evaluates each segment’s performance based upon revenues and gross margins achieved.

21 – SUBSEQUENT EVENTS

None.

ITEM 19. EXHIBITS.

See the Exhibit Index hereto.

78

SIGNATURES

The registrant hereby certifies that it meets all of the requirements for filing on Form 20-F and that it has duly caused and authorized the undersigned to sign this annual report on its behalf.

ZIM Corporation

(Registrant)

By /s/ Michael Cowpland

Michael Cowpland (President and CEO)

Date: July 19, 2012

79

EXHIBIT INDEX

Exhibit Number	Exhibit
1.1	Articles of Incorporation of the Registrant (Incorporated by reference to the Registrant's Registration Statement on Form S-4 filed on November 1, 2002 (No. 333-100920))
1.2	By-Laws of the Registrant (Incorporated by reference to the Registrant's Registration Statement on Form S-4 filed on November 1, 2002 (No. 333-100920))
4.10	Employee Stock Option Plan, as amended September 22, 2005 (Incorporated by reference to Appendix A to the Registrant’s Proxy Statement filed August 19, 2005)
4.11	Form of Stock Option Agreement under Employee Stock Option Plan (Incorporated by reference to Exhibit 10.11 to the Registrant’s Annual Report on Form 10-KSB filed June 28, 2006)
4.12	Form of Non-Qualified Stock Option Agreement between the Registrant and each of Michael Cowpland, James Stechyson, Steve Houck and Charles Saikaley, dated, 2001 (Incorporated by reference to Exhibit 10.12 to the Registrant’s Annual Report on Form 10-KSB filed June 28, 2006)
4.13	ZIM SMS Gateway Agreement with SIT Consulting, dated October 27, 2004 (Incorporated by reference to Exhibit 10.13 to the Registrant’s Annual Report on Form 10-KSB filed June 28, 2006)
4.14	Secured Senior Promissory Note dated March 31, 2006 between ZIM Corporation and Advanced Telecom Services, Inc. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed April 4, 2006)
4.15	Loan Agreement dated August 11, 2005 between ZIM Corporation and Dr. Michael Cowpland (Incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed August 11, 2005)
4.16	Surrender and Conversion Agreement by and between Michael Cowpland and ZIM Corporation dated December 4, 2008 (Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2008).
4.17	Consulting Agreement by and between Chapman CFO Resources Inc. and ZIM Corporation dated July 20, 2008 (Incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2008).
4.18	Stock Purchase Agreement dated March 28, 2006 by and among ZIM Corporation, Advanced Telecom Services, Inc. and Advanced Internet, Inc. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed March 28, 2006)
8.1 *	List of subsidiaries of the Registrant
12.1 *	Certification by the Chief Executive Officer, Michael Cowpland, pursuant to Exchange Act Rules 13(a)-14(a) and 15d-14(a)
12.2 *	Certification by the Chief Financial Officer, John Chapman, pursuant to Exchange Act Rules 13(a)-14(a) and 15d-14(a)
13.1 *	Certification by the Chief Executive Officer, Michael Cowpland, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
13.2 *	Certification by the Chief Financial Officer, John Chapman, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
15.1 *	Consent of Ernst and Young LLP, an independent registered public accounting firm
15.2 *	Consent of Raymond Chabot Grant Thornton LLP, an independent registered public accounting firm
*	Filed herewith.

 80